Exhibit 10.16

OFFICE LEASE

This OFFICE LEASE (the “Lease”), dated March 17, 2003, for reference purposes only, is by and between Marvin L. Oates, Trustee of the Marvin L. Oates Trust, dated March 7, 1995, as Amended and Restated December 20, 2001 and Frank C. Ramos and Joanne M. Ramos as husband and wife (“Landlord”), and Arcadia Biosciences, Inc ., an Arizona Corporation (“Tenant”).

1.        LEASE OF PREMISES. In consideration of the Rent (as defined at Section 6) and the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises shown on the floor plan attached hereto as Exhibit “A” (the “Floor Plan”) and further described in Section 2(a). The Premises are located within the Building and Project described in Section 2(b). Tenant shall have the non-exclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants and invitees, to use of the Common Areas (as defined at Section 2(n)).

2.        DEFINITIONS. As used in this Lease, the following terms shall have the following meanings:

(a)        Premises: That portion of the Building containing approximately 8,512 square feet of Rentable Area and approximately 7,600 square feet of Usable Area (as may be adjusted pursuant to Section 6(a)(i) below), as shown on the Floor Plan, located on the second floor of the Building and known as Suite 200.

(b)        Project: The building of which the Premises are a part (the “Building”) and any other buildings or improvements on the real property (the “Property”) located at 202 Cousteau Place, Davis, California and further described as: two (2) story freestanding building containing a total Rentable Area of approximately 105,307 rentable square feet. The Project is known as Mace Ranch Corporate Center.

(c)        Rentable Area: As to both the Premises and the Project, the respective measurements of floor area as may from time to time be subject to lease by Tenant and all tenants of the Project, respectively, as determined by Landlord and applied on a consistent basis throughout the Project.

(d)        Tenant’s Proportionate Share: eight and nine one hundredths (8.09%). Such share is a fraction, the numerator of which is the Rentable Area of the Premises, and the denominator of which is the Rentable Area of the Project.

(e)        Commencement Date: The anticipated Commencement Date shall be ninety (90) days after issuance of building permit as determined pursuant to Section 3 below.

(f)        Term: sixty (60) months, (as may be adjusted pursuant to Section 3), commencing on the Commencement Date and expiring at midnight on the Expiration Date, except where Tenant has extended the Lease according to the terms set forth in Section 3 below. The expiration date of the initial term shall be established on commencement. The Expiration Date shall be sixty (60) months after the Commencement Date (as may be adjusted pursuant to Section 3). The initial term may be extended at Tenant’s election for up to three (3) additional three (3) year periods as specified in section 45.

(g)        Base Rent: Base Rent shall be payable as follows:÷

Months 01 — 24                  $15,321.60 per month ($1.80 per Rentable square foot per month)

Months 25 — 36                  $15,747.20 per month ($1.85 per Rentable square foot per month)

Months 37 — 48                  $16,172.80 per month ($1.90 per Rentable square foot per month)

Months 49 — 60                  $16,598.40 per month ($1.95 per Rentable square foot per month)

(h)        Security Deposit (Section 7): See Addendum #47.

(i)        Tenant’s First Adjustment Date: The first day of the calendar month following the Commencement Date plus twenty-four (24) months.

(j)        Index (Section 5(a) (ii)): United State Department of Labor, Bureau of Labor Statistics Consumer Price Index, Subgroup “All Items,” for All Urban Consumers—San Francisco / Oakland, (1982-84 = 100).

(k)        Base Year: 2003

(1)        Expense Stop: N/A

(m)        Tenant’s Use Clause (Section 9): general office/plant genetics laboratory

(n)        Common Areas: The building lobbies, common corridors and hallways, restrooms, garage and parking areas, stairways, elevators and other generally understood public or common areas. Landlord shall have the right, in Landlord’s sole discretion, from time to time, except where such action would affect tenant’s reasonable use and enjoyment of the property, common areas or premises:

(i)        To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways;

(ii)        To regulate or restrict the use of the Common Areas;

(iii)        To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(iv)        To designate other land outside the boundaries of the Project to be a part of the Common Areas;

(v)        To add additional buildings and improvements to the Common Areas;

(vi)        To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project, or any portion thereof, and

(vii)        To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Project as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

(o)        Parking (Section 33): Tenant shall be permitted to park up to 20 cars on a non-exclusive basis in the area(s) designated by Landlord for parking. Tenant shall abide by any and all parking regulations and rules established from time to time by Landlord or Landlord’s parking operator.

(p)        Broker(s):

Landlord’s:	BUZZ OATES REAL ESTATE

Tenant’s:	SAM HARRISON — REMAX DAVIS

(q) Landlord’s Mailing Address:	C/O Buzz Oates Management Services
8615 Elder Creek Road
Sacramento, CA 95828
(916) 381-3843 (telephone) (916) 381-7826 facsimile)

(r) Tenant’s Mailing Address :	4455 East Camelback Rd, Suite B-200
Phoenix, AZ 85018
(602)-474-(3789 (telephone) (602)-474-3799 (facsimile)

3.        TERM. The term of this Lease shall commence on the Commencement Date and shall run for 60 (sixty) months. The “Commencement Date” shall mean the day upon which the Leasehold Improvements have been Substantially Completed as that term is defined below). Leasehold Improvements will be constructed according to the terms and conditions listed on Exhibit A, which is attached and incorporated into this Lease. If requested by Landlord, Tenant shall execute an amendment to this Lease memorializing the Commencement Date once such date has occurred. The Leasehold Improvements shall be deemed to be “Substantially Completed” when Tenant has received a Certificate of Occupancy or Temporary Certificate of Occupancy for the Premises. (The foregoing definition of Substantially Completed shall also define the terms “Substantial Completion” and “Substantially Complete.”).

4.        DELIVERY OF POSSESSION. Landlord shall use commercially reasonable efforts to deliver the Premises to Tenant immediately upon execution of this agreement. .If for any reason Landlord cannot deliver possession of the Premises to Tenant, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease, or the obligations of Tenant hereunder, but in such case, Tenant shall not, except as otherwise provided herein, be obligated to pay rent or perform any other obligation of Tenant under the terms of this Lease until the Commencement Date.

5.        TENANT IMPROVEMENTS.

(a)        On or before February 15, 2003, Tenant shall prepare or cause to be prepared and delivered to Landlord detailed final plans and specifications showing all improvements and alterations which Tenant desires to make to the Premises. Landlord shall approve or disapprove said plans and specifications within fifteen (15) business days of the receipt thereof, stating the reason for any disapproval in writing. If Tenant has not received comment within said fifteen (15) day period from Landlord in writing, Landlord’s approval shall be deemed granted. Once approved by Landlord and Tenant, the aforesaid final plans and specifications shall be deemed to be “Tenant Plans”.

(b)        So long as Tenant is not in default hereunder, Landlord agrees to pay to Tenant’s contractor as designated in writing by tenant (“Contractor”) an allowance of twenty seven dollars ($27) per square foot of usable Square Feet or two hundred five thousand and two hundred Dollars ($205,200.00) (“Allowance”) to be applied to the costs and expenses incurred in connection with the completion of the Tenant Plans. Tenant shall submit Contractor’s bills to Landlord at the completion of every calendar month and Landlord shall make payments of the Allowance to Contractor within ten (10) days thereafter. .

(c)        Tenant shall submit said Tenant Plans to the City of Davis within ten (10) days after Landlord’s approval, and shall use all reasonable efforts to obtain all necessary permits from the City of Davis. Tenant shall cause the tenant improvement work in the Premises to be completed promptly after the issuance of a permit of Tenant Improvements at Tenant’s expense in accordance with Tenant’s Plans. The Lease will commence upon the earlier of the completion of tenant improvements or June 17, 2003 subject only to delays caused by events of force majeure. In the performance of such work, Tenant shall be governed by Article 12 of the Lease, and all work shall be performed in compliance with all governmental building codes in an acceptable workmanlike manner.

6.        RENT.

(a)        Payment of Base Rent.

(i)        Tenant agrees to pay the Base Rent for the Premises as shown in Section 2(g) above. Base Rent, however, shall be calculated based upon the Rentable square feet within the Premises, determined in accordance with the following: within sixty (60) days after completion of construction of the Premises, Landlord’s architect shall calculate the Rentable Area and Useable Area of the Premises by application of the standard method for measuring floor area in office buildings (ANSI/BOMA Z65.1-1996). Such architect shall notify Landlord and Tenant of the results of such calculation and the Lease shall be amended to reflect the actual Rentable Area and

Useable Area of the Premises and the resulting changes in Base Rent. In the event that one or more rental payments become due prior to determination of Rentable Area of the Premises pursuant to the above procedures, Tenant shall pay Base Rent based upon the schedule stated above. Upon final determination of Rentable Area of the Premises, the estimated Base Rent paid by Tenant shall be compared to the actual Base Rent due for such period and, within thirty (30) days, Tenant shall pay Landlord any deficiency or Landlord shall credit any excess payment against Tenant’s next installment of Base Rent. Monthly Installments of Base Rent shall be payable in advance on the first day of each calendar month of the Term. If the Term begins (or ends) on other than the first (or last) day of a calendar month, the Base Rent for the partial month shall be prorated on a per diem basis. Tenant shall pay Landlord the first monthly installment of Base Rent when Tenant executes the Lease.

(ii)        The Base Rent for the option periods shall be adjusted annually (the Adjustment Date”) pursuant to Addendum #45, commencing on Tenant’s First Adjustment Date.

(b)        Project Operating Costs.

(i)        In order that the Rent payable during the Term reflects any increase in Project Operating Costs, Tenant agrees to pay to Landlord as Rent, Tenant’s Proportionate Share of all reasonable increases in costs, expenses and obligations attributable to the Project and its operation, all as provided below.

(ii)        If, during any calendar year during the Term, Project Operating Costs exceed the Project Operating Costs for the Base Year, Tenant shall pay to Landlord, in addition to the Base Rent and all other payments due under this Lease, an amount equal to Tenant’s Proportionate Share of such excess Project Operating Costs in accordance with the provisions of this Section 5(b) (ii).

(iii)        The term “Project Operating Costs” shall mean all commercially reasonable direct costs and expenses incurred by Landlord for the ownership, operation, repair, maintenance, replacement, and insurance of the Building and Project including, without limitation, all those items described in the following subparagraphs (a) and (b).

(A)        All taxes, assessments, and other similar governmental charges levied on or attributable to the Building or Project or their operation, including without limitation, (i) real property taxes or assessments levied or assessed against the Building or Project, (ii) assessments or charges levied or assessed against the Building or Project by any redevelopment agency, (iii) any tax measured by gross rentals received from the leasing of the Premises, Building or Project, excluding any net income, franchise, capital stock, estate or inheritance taxes imposed by the State or Federal government or their agencies, branches or departments; provided that if at any time during the Term any governmental entity levies, assesses or imposes on Landlord any (1) general or special, ad valorem or specific, excise, capital levy or other tax, assessment, levy or charge directly on the Rent received under this Lease or on the rent received under any other leases of space in the Building or Project, or (2) any license fee, excise or franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rent, or (3) any transfer, transaction, or similar tax, assessment, levy or charge based directly or indirectly upon the transaction represented by this Lease or such other leases, or (4) any occupancy, use, per capita or other tax, assessment, levy or charge based directly or indirectly upon the use or occupancy of the Premises or other premises within the Building or Project, then any such taxes, assessments, levies and charges shall be deemed to be included in the term Project Operating Costs. If at any time during the Term, the assessed valuation of, or taxes on, the Project are not based on a completed Project having at least ninety percent (90%) of the Rentable Area occupied, then the “taxes” component of Project Operating Costs shall be adjusted by Landlord to reasonably approximate the taxes which would have been payable if the Project were completed and at least ninety percent (90%) occupied.

(B)        Operating costs incurred by Landlord in maintaining and operating the Building and Project, including without limitation the following: costs of (1) utilities, including, without limitation, water, electricity, gas, heating, lighting, sewer, fire system utilities, elevator utilities, storm, drainage, waste disposal; (2) supplies, (3) insurance (including public liability, property damage, earthquake, and fire and flood, loss of rents and extended coverage insurance for the full replacement cost of the Building and Project as required by Landlord or its lenders for the Project; (4) services of independent contractors; (5) compensation

(including employment taxes and fringe benefits) of all persons who perform duties connected with the operation, maintenance, repair or overhaul of the Building or Project, and equipment, improvements and facilities located within the Project including without limitation engineers, janitors, painters, floor waxers, window washers, security (if any, it being agreed that Landlord has no obligation to provide security service to the building) and parking personnel and gardeners (but excluding persons performing services not uniformly available to or performed for substantially all Building or Project tenants); (6) operation and maintenance of a room for delivery and distribution of mail to tenants of the Building or Project as required by the U.S. Postal Service (including, without limitation, an amount equal to the fair market rental value of the mail room premises); (7) management of the Building or Project, whether managed by Landlord or an independent contractor (including, without limitation, an amount equal to the fair market value of any on-site manager’s office); (8) rental expenses for (or a reasonable, depreciation allowance on) personal property used in the maintenance, operation or repair of the Building or Project; (9) costs, expenditures or charges (whether capitalized or not) required by any governmental or quasi-governmental authority; (10) amortization of capital expenses (including financing costs) (i) required by a governmental entity for energy conservation or life safety purposes, or (ii) made by Landlord to reduce Project Operating Costs; and (11) any other costs or expenses incurred by Landlord under this Lease and not otherwise reimbursed by tenants of the Project. If at any time during the Term, less than ninety percent (90%) of the Rentable Area of the Project is occupied, the “operating costs” component of Project Operating Costs shall be adjusted by Landlord to reasonably approximate the operating costs which would have been incurred if the Project had been at least ninety percent (90%) occupied.

Notwithstanding the foregoing, the costs and expenses relating to ownership, maintenance and operation of the Premises shall not include the following: the cost of removing any violation of any present laws, ordinances, orders, rules, regulations or requirements of federal, state, municipal and other governmental bodies having jurisdiction over the Property; the cost of tenant installations, and decorations incurred in connection with preparing space for a new tenant (including Tenant); salaries of personnel above the level of building manager; any cost for which Landlord is reimbursed by a tenant in the Building; any cost for which Landlord is reimbursed by insurance proceeds; any costs incurred by Landlord as a result of the employment of entities affiliated with Landlord in excess of the cost Landlord would have incurred had unaffiliated entities been employed by Landlord; and costs incurred in connection with the transfer or other disposition of the Building and/or the Property (not including any increase in any taxes due to such transfer), including legal fees. If the Lease shall terminate or the lease Term shall expire before the amount of any credit due to Tenant for Reimbursable Expenses shall be expended, Landlord shall promptly reimburse such amount to Tenant.

(c)        Tenant’s Proportionate Share of Project Operating Costs shall be payable by Tenant to Landlord as follows:

(i)        Beginning with the calendar year following the Base Year and for each calendar year thereafter (“Comparison Year”), Tenant shall pay Landlord an amount equal to Tenant’s Proportionate Share of the Project Operating Costs Incurred by Landlord in the Comparison Year which exceeds the total amount of Project Operating Costs payable by Landlord for the Base Year. This excess is referred to as the “Excess Expenses.”

(ii)        To provide for current payments of Excess Expenses, Tenant shall, at Landlord’s request, pay as additional rent during each Comparison Year, an amount equal to Tenant’s Proportionate Share of the Excess Expenses payable during such Comparison Year, as estimated by Landlord from time to time. Such payments shall be made in monthly installments, commencing on the first day of the month following the month in which Landlord notifies Tenant of the amount it is to pay hereunder and continuing until the first day of the month following the month in which Landlord gives Tenant a new notice of estimated Excess Expenses. It is the Landlord’s obligation hereunder to estimate from time to time the amount of the Excess Expenses for each Comparison Year and Tenant’s Proportionate Share thereof, and then to make an adjustment in the following year based on the actual Excess Expenses incurred for that Comparison Year.

(iii)        On or before April 1 of each Comparison Year after the first Comparison Year (or as soon thereafter as is practical), Landlord shall deliver to Tenant a statement setting forth Tenant’s Proportionate Share of the Excess Expenses for the preceding Comparison Year. If Tenant’s Proportionate Share of the actual Excess Expenses for the previous Comparison Year exceeds the total of the estimated monthly payments made by Tenant for such year, Tenant shall pay Landlord the amount of the deficiency within ten (30) days of the receipt of the statement. If such total exceeds Tenant’s Proportionate Share of the actual Excess Expenses for such Comparison Year, then Landlord shall credit against Tenant’s next ensuing monthly installment(s) of additional rent an amount equal to the difference until the credit is exhausted. If a credit is due from Landlord on the Expiration Date, Landlord shall pay Tenant the amount of the credit. The obligations of Tenant and Landlord to make payments required under this Section 5(b) (ii) (C) shall survive the Expiration Date.

(iv)        Tenant’s Proportionate Share of Excess Expenses in any Comparison Year having less than 365 days shall be appropriately prorated.

(d)        If any dispute arises as to the amount of any additional rent due hereunder, Tenant or Tenant’s representative shall have the right after reasonable notice and at reasonable times to inspect Landlord’s accounting records at Landlord’s accounting office and, if after such inspection Tenant still disputes the amount of additional rent owed, a certification as to the proper amount shall be made by an independent certified public accountant mutually accepted by Landlord and Tenant, which certification shall be final and conclusive. Tenant agrees to pay the reasonable cost of such certification unless it is determined that Landlord’s original statement overstated Project Operating Costs by more than ten percent (10%), in which case Landlord shall pay the costs. Tenant’s right to inspect Landlord’s books and records shall be limited to not more than once each calendar year and for the period one year immediately preceding the calendar year in which Tenant’s inspection occurs.

(e)        Definition of Rent. All costs and expenses which Tenant assumes or agrees to pay to Landlord under this Lease shall be deemed additional rent (which, together with the Base Rent is referred to herein as the “Rent”). The Rent shall be paid to the building manager (or other person) and at such place, as Landlord may from time to time designate in writing, without any prior demand therefor and without deduction or offset, in lawful money of the United States of America. Landlord shall inform Tenant 30 days in advance of any change to whom or to where payment is to be made, or Late Charges reference in Item 6 shall be waived.

(f)        Rent Control. If the amount of Rent or any other payment due under this Lease violates the terms of any governmental restrictions on such Rent or payment, then the Rent or payment due during the period of such restrictions shall be the maximum amount allowable under those restrictions. Upon termination of the restrictions, Landlord shall, to the extent it is legally permitted, recover from Tenant the difference between the amounts received during the period of the restrictions and the amounts Landlord would have received had there been no restrictions.

(g)        Taxes Payable by Tenant. In addition to the Rent and any other charges to be paid by Tenant hereunder, Tenant shall reimburse Landlord upon demand for any and all taxes payable by Landlord (other than net income taxes) which are not otherwise reimbursable under this Lease, whether or not now customary or within the contemplation of the parties, where such taxes are upon, measured by or reasonably attributable to (a) the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, other than Building Standard Work made by Landlord, regardless of whether title to such improvements is held by Tenant or Landlord; (b) the gross or net Rent payable under this Lease, including, without limitation any rental or gross receipts tax levied by any taxing authority with respect to the receipt of the Rent hereunder; (c) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (d) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If it becomes unlawful for Tenant to reimburse Landlord for any costs as required under this Lease, the Base Rent shall be revised to net Landlord the same net Rent after imposition of any tax or other charge upon Landlord as would have been payable to Landlord but for the reimbursement being unlawful. Notwithstanding the foregoing, “taxes” shall not include any franchise, excise, corporate, succession, capital, or levy tax imposed on Landlord, or any income or any other tax, charge or levy (excluding any rental tax or sales tax which is payable to Tenant) upon the Base Rent and/or the Additional Rent reserved under the Lease or any tax, charge or levy not commonly deemed to be a real estate tax.

7.        INTEREST AND LATE CHARGES. If Tenant fails to pay when due any Rent or other amounts or charges which Tenant is obligated to pay under the terms of this Lease then commencing fifteen (15) calendar days after such amount was due, the unpaid amounts shall bear interest at the prime commercial rate then being charged by Bank of America NT & SA in effect at that time. Tenant acknowledges that the late payment of any Monthly Installment of Base Rent will cause Landlord to lose the use of that money and incur costs and expenses not contemplated under this Lease, including without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, in addition to interest, if any such installment is not received by Landlord within fifteen (15) days from the date it is due, Tenant shall pay Landlord a late charge of $500.00. Landlord and Tenant agree that this late charge, along with interest indicated above, represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered from such nonpayment by Tenant. Acceptance of any interest or late charge shall not constitute a waiver of Tenant’s default with respect to such nonpayment by Tenant nor prevent Landlord from exercising any other rights or remedies available to Landlord under this Lease.

8.        SECURITY DEPOSIT.

(a)        Tenant shall deposit with Landlord the Security Deposit set forth at Section 2(h) above, within five (5) business days of the full execution of this Lease, as security for Tenant’s faithful performance of its obligations under this Lease. If the Base Rent shall increase during the initial term of this Lease or during any extensions or renewals thereof, Tenant shall at the time of such increase, deposit with Landlord funds as an additional Security Deposit so that the total amount of the Security Deposit held by Landlord shall at all times be equal to the then current Base Rent. Landlord and Tenant agree that the Security Deposit may be commingled with funds of Landlord and Landlord shall have no obligation or liability for payment of interest on such deposit. Tenant shall not mortgage, assign, transfer or encumber the Security Deposit without the prior written consent of Landlord and any attempt by Tenant to do so shall be void, without force or effect and shall not be binding upon Landlord.

(b)        If Tenant fails to pay any Rent or other amount when due and payable under this Lease, or fails to perform any of the terms hereof, Landlord may appropriate and apply or use all or any portion of the Security Deposit for Rent payments or any other amount then due and unpaid, for payment of any amount for which Landlord has become obligated as a result of Tenant’s default or breach, and for any loss or damage sustained by Landlord as a result of Tenant’s default or breach, and Landlord may so apply or use the Security Deposit without prejudice to any other remedy Landlord may have by reason of Tenant’s default or breach. If Landlord so uses any of the Security Deposit, Tenant shall, within ten (10) days after written demand therefor, restore the Security Deposit to the full amount previously deposited; Tenant’s failure to do so shall constitute an act of default hereunder and Landlord shall have the right to exercise any remedy provided for at Section 27 hereof. Within thirty (30) days after the Term (or any extension thereof) has expired or Tenant has vacated the Premises, whichever shall last occur, and provided Tenant is not then in default on any of its obligations hereunder, Landlord shall return the Security Deposit to Tenant, or, if Tenant has assigned its interest under this Lease, to the last assignee of Tenant. If Landlord sells its interest in the Premises, Landlord may deliver the Security Deposit to the purchaser of Landlord’s interest and thereupon be relieved of any further liability or obligation with respect to the Security Deposit.

9.        TENANT’S USE OF THE PREMISES. Tenant shall use the Premises solely for the purposes set forth in Tenant’s Use Clause. Tenant shall not use or occupy the Premises in violation of law or any covenant, condition or restriction affecting the Building or Project or the certificate of occupancy issued for the Building or Project, and shall, upon notice from Landlord, immediately discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of law or the certificate of occupancy. Tenant, at Tenant’s own cost and expense, shall comply with all laws, ordinances, regulations, rules and/or any directions of any governmental agencies or authorities having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or its use or occupation. A judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant that Tenant has violated any such laws, ordinances, regulations, rules and/or directions in the use of the Premises shall be deemed to be a conclusive determination of that fact as between Landlord and Tenant. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or other insurance policy covering the Building or Project and/or property located therein, and shall comply with all rules, orders, regulations, requirements and recommendations of the Insurance Services Office or any other organization performing a similar function. Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this

Section. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or Project, or injure or unreasonably annoy them, or use or allow the Premises to be used for any or unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises. The parties agree that this Lease is subject to the effect of (i) any covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of record, and any other matters or documents of record; (ii) any zoning laws, environmental impact report mitigation monitoring plan, or planned unit development guidelines of the city, county and state where the Building is situated; and (iii) general and special taxes not delinquent. Tenant agrees that as to its leasehold estate, Tenant and all persons in possession or holding under Tenant, will conform to and will not violate the terms of any covenants, conditions or restrictions of record which may now or hereafter encumber the Property (hereinafter the “restrictions”). This Lease is subordinate to the restrictions and any amendments or modifications thereto.

10.        SERVICES AND UTILITIES. Landlord shall furnish all normal services and utilities such as elevator service, lighting replacement for building standard lights, restroom supplies, window washing, janitorial services, heating, ventilation and air conditioning (“HVAC”) maintenance, landscape maintenance, parking lot sweeping, pest control services, and fire alarm monitoring (if installed and required) in a manner that such services are customarily furnished to comparable office buildings in the area. Landlord shall also provide water, sewer, electric, gas and trash removal services to the building as required.

Provided that Tenant is not in default hereunder, Landlord agrees to furnish to the Premises at all times , electricity for normal desk top office equipment, .normal copying equipment, technical equipment, and “HVAC” as is reasonably required for the comfortable use and occupancy of the Premises. The normally recognized business hours for the Building are as follows: 7:00 am to 6:00 pm Monday through Friday (except Holidays), and 8:00 am to 1:00 p.m. on Saturdays. If Tenant desires HVAC and/or electricity at any other time, Tenant may override the HVAC and/or electricity system for additional heating, cooling or electricity outside of the normal business hours. Such additional HVAC and/or electricity usage shall be electronically monitored, and Tenant shall pay Landlord’s direct charges therefore on demand. Landlord shall also maintain and keep lighted the common stairs, common entries and restrooms in the Building. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the Rent be abated by reason of (i) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, (ii) failure to furnish or delay in furnishing any such services where such failure or delay is caused by accident or any condition or event beyond the reasonable control of Landlord, or by the making of necessary repairs or improvements to the Premises, Building or Project, or (iii) the limitation, curtailment or rationing of, or restrictions on, use of water, electricity, gas or any other form of energy serving the Premises, Building or Project, which has been imposed upon the Landlord. Landlord shall not be liable except where Landlord is found to be grossly negligent for a loss of or injury to property or business, however occurring, through or in connection with or incidental to failure to furnish any such services. If Tenant uses heat generating machines or equipment in the Premises which affect the temperature otherwise maintained by the HVAC system, Landlord reserves the right to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord.

Should Tenant consume water or electric current in excess of that usually furnished or supplied for the use of premises as general office space Landlord may have installed a water meter or electrical current meter in the Premises to measure the amount of water or electric current consumed. The cost of any such meter and its installation, maintenance and repair shall be paid for by the Tenant and Tenant agrees to pay to Landlord promptly upon demand for all such water and electric current consumed as shown by said meters, at the rates charged for such services by the local public utility. If a separate meter is not installed, the excess cost for such water and electric current shall be established by an estimate made by a utility company or an electrical engineer hired jointly by Landlord and Tenant and at Tenant’s expense.

Nothing contained in this Section shall restrict Landlord’s right to require at any time separate metering of utilities furnished to the Premises. In the event utilities are separately metered, Tenant shall pay promptly upon demand for all utilities consumed at utility rates charged by the local public utility plus any additional expense incurred by Landlord in keeping account of the utilities so consumed. Tenant shall be responsible for the maintenance and repair of any such meters at its sole cost.

11.        CONDITION OF THE PREMISES. Tenant’s taking possession of the Premises shall be deemed conclusive evidence that as of the date of taking possession the Premises are in good order and satisfactory condition, except for such matters as to which Tenant gave Landlord notice on or before the Commencement Date. No promise of Landlord to alter, remodel, repair or improve the Premises, the Building or the Project and no representation, express or implied, respecting any matter or thing relating to the Premises, Building, Project or this Lease (including, without limitation, the condition of the Premises, the Building or the Project) have been made to Tenant by Landlord or its Broker or Sales Agent, other than as may be contained herein or in a separate exhibit or addendum, attached hereto, signed by Landlord and Tenant.

12.        CONSTRUCTION, REPAIRS AND MAINTENANCE.

(a)        Landlord’s Obligations.

(i)        Subject to reimbursement in accordance with Section 5(b), (except as otherwise provided herein), Landlord shall maintain, repair, and replace in a commercially reasonable manner as quickly as reasonably possible and as necessary the plumbing, heating, ventilating and air conditioning, lighting and other electrical and mechanical equipment, sprinkler system, elevators, and glass (unless broken or damaged due to the negligence or willful misconduct of Tenant) within the Property, and make all other repairs or replacements to the Property which Tenant is not hereby required to make. Landlord shall maintain, repair and replace as necessary the exterior of the Building, including the roof, exterior walls, drains, downspouts, and gutters. Landlord shall maintain, repair, and replace as necessary the driveways, sidewalks, parking areas, lighting, landscaping and fencing located outside of and serving the Building. Landlord’s obligations regarding any heating, ventilation and air conditioning (“HVAC”) and electrical systems shall be limited to the Building’s standard central HVAC and electrical systems, and Landlord shall have no obligation to maintain or repair any HVAC or electrical system that has been installed to accommodate Tenant’s specific use of the Premises including, without limitation, any HVAC units which control the temperature in Tenant’s computer server room (provided, however, that any contractor retained by Tenant to maintain or repair any such HVAC or electrical system shall be subject to Landlord’s reasonable approval). Landlord shall not be obligated to service, maintain, repair or replace any system or improvement in the Premises that has not been installed by Landlord at Landlord’s expense, or which is a specialized improvement requiring additional or extraordinary maintenance or repair (by way of example only, if the standard premises in the Building contain fluorescent light fixtures, Landlord’s obligation shall be limited to the replacement of Building standard fluorescent light tubes, irrespective of any incandescent fixtures that may have been installed in the Premises at Tenant’s expense). Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or reduction of rent by reason of Landlord’s failure to furnish, or an interruption in, any services or utilities (including, without limitation, any interruption in telephone service caused by a failure of the cabling) when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character or for any other causes. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to the interruption or failure of any services or utilities to be provided under this Lease, except to the extent such interruption or failure is caused by Landlord’s grossly negligent act or omission or willful misconduct.

(b)        Tenant’s Obligations.

(i)        Tenant shall exercise good judgment in their use of the premises and common areas so as to not damage the property or cause unnecessary wear and tear. Tenant shall be financially responsible for all maintenance and repairs caused by the negligence or willful misconduct of itself, its employees, vendors, and invitees.

(ii)        Tenant shall be responsible for all repairs and alterations in and to the Premises, Building and Project and the facilities and systems thereof, the need for which arises out of (i) Tenant’s use or occupancy of the Premises, (ii) the installation, removal, use or operation of Tenant’s Property (as defined in Section 13) in the Premises, (iii) the moving of Tenant’s Property into or out of the Building, or (iv) the negligence or willful misconduct of Tenant, its agents, contractors, employees or invitees. Tenant shall complete all repairs in full compliance with all applicable laws including, but not limited to, the Americans with Disabilities Act of 1990 and all regulations issued thereunder.

(iii)        If Tenant fails to maintain the Premises in good order, condition and repair, Landlord shall give Tenant notice to do such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work and diligently prosecute it to completion, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work. Any amount so expended by Landlord shall be paid by Tenant promptly after demand with interest at the prime commercial rate then being charged by Bank of America NT & SA plus two percent (2%) per annum, from the date of such work, but not to exceed the maximum rate then allowed by law. Landlord shall have no liability to Tenant for any damage, inconvenience, or interference with the use of the Premises by Tenant as a result of performing any such work.

(c)        Compliance with Law. Landlord and Tenant shall each do all acts required to comply with all applicable laws, ordinances, and rules of any public authority relating to their respective maintenance and repair obligations as set forth herein.

(d)        Waiver by Tenant. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford the Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition and repair.

(e)        Load and Equipment Limits. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry, as determined by Landlord or Landlord’s structural engineer. The cost of any such determination made by Landlord’s structural engineer shall be paid for by Tenant upon demand. Tenant shall not install business machines or mechanical equipment which cause noise or vibration to such a degree as to cause unreasonable distress to Landlord or other Building tenants. Landlord has reviewed and approved the mechanical plan for Tenant’s leasehold improvements which are attached as Exhibit A-4.

(f)        Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making reasonable repairs or changes which Landlord is required or permitted by this Lease or by any other tenant’s lease or required by law to make in or to any portion of the Project, Building or the Premises. Landlord shall nevertheless use reasonable efforts to complete repairs in a timely manner and to minimize any interference with Tenant’s business in the Premises.

(g)        Tenant shall give Landlord prompt notice of any damage to or defective condition in any part or appurtenance of the Building’s mechanical, electrical, plumbing, HVAC or other systems serving, located in, or passing through the Premises.

(h)        Upon the expiration or earlier termination of this Lease, Tenant shall return the Premises, as modified by the Leasehold Improvements to Landlord clean except for normal wear and tear. Any damage to the Premises, including any structural damage, resulting from Tenant’s use or from the removal of Tenant’s fixtures, furnishings and equipment pursuant to Section 13 shall be repaired by Tenant at Tenant’s expense.

13.        ALTERATIONS AND ADDITIONS. After completion of the Leasehold Improvements Tenant shall not make any additions, alterations or improvements to the Premises without obtaining the prior written consent of Landlord, which shall not be unreasonably withheld. Landlord’s consent may be conditioned on Tenant’s removing any such additions, alterations or improvements upon the expiration of the Term and restoring the Premises to the same condition as on the date Tenant took possession. All work with respect to any addition, alteration or improvement shall be done in a good and workmanlike manner by properly qualified and licensed personnel approved by Landlord, and such work shall be diligently prosecuted to completion. Landlord may withhold its approval of any alteration, addition, or improvement that requires work which does not comply with any applicable laws (including, without limitation, the Americans with Disabilities Act of 1990 and all regulations issued thereunder) or requires other alterations, additions, or improvements of the Premises or common areas in order to comply with applicable laws.

(i)        Tenant shall pay the costs of any work done on the Premises pursuant to this Section 12, and shall keep the Premises, Building and Project free and clear of liens of any kind. Tenant shall indemnify, defend against and keep Landlord free and harmless from all liability, loss, damage, costs, attorneys’ fees and any other expense incurred on account of claims by any person performing work or furnishing materials or supplies for Tenant or any person claiming under Tenant.

(ii)        Tenant shall keep Tenant’s leasehold interest, and any additions or improvements which are or become the property of Landlord under this Lease, free and clear of all attachment or judgment liens. Before the actual commencement of any work for which a claim or lien may be filed, Tenant shall give Landlord notice of the intended commencement date a sufficient time before that date to enable Landlord to post notices of non-responsibility or any other notices which Landlord deems necessary for the proper protection of Landlord’s interest in the Premises, Building or the Project, and Landlord shall have the right to enter the Premises and post such notices at any reasonable time..

(iii)        Unless their removal is required by Landlord as provided in Section 13, all additions, alterations and improvements made to the Premises shall become the property of Landlord and be surrendered with the Premises upon the expiration of the Term; provided, however, Tenant’s equipment, machinery and trade fixtures which can be removed without damage to the Premises shall remain the property of Tenant and may be removed, subject to the provisions of Section 13.

14.        LEASEHOLD IMPROVEMENTS; TENANT’S PROPERTY.

(i)        All fixtures, equipment, improvements and appurtenances attached to or built into the Premises at the commencement of or during the Term, whether or not by or at the expense of Tenant (“Leasehold Improvements”), shall be and remain a part of the Premises, shall be the property of Landlord and shall not be removed by Tenant, except as expressly provided in Section 14.

(ii)        All movable partitions, business and trade fixtures, machinery and communications equipment and office equipment located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building, and all furniture, furnishings and other sections of movable personal property owned by Tenant and located in the Premises (collectively “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that if any of Tenant’s Property is removed, Tenant shall promptly repair any damage to the Premises or to the Building resulting from such removal.

15.        RULES AND REGULATIONS. Tenant agrees to comply with (and cause its agents, contractors, employees and invitees to comply with) the rules and regulations attached hereto as Exhibit “C” and with such reasonable modifications thereof and additions thereto as Landlord may from time to time make. Notwithstanding the foregoing, any rule or regulation that requires Tenant to shut off utilities such as electricity before Tenant leaves the Premises and where such utilities are required to maintain Tenant’s equipment and experiments conducted on the Premises shall not be applicable to Tenant. Landlord shall not be responsible for any violation of said rules and regulations by other tenants or occupants of the Building or Project.

16.        CERTAIN RIGHTS RESERVED BY LANDLORD. Landlord reserves the following rights, exercisable without liability to Tenant for (a) damage or injury to property, person, or business, (b) causing an actual or constructive eviction from the Premises, or (c) disturbing Tenant’s use or possession of the Premises:

(a)        To name the Building and Project and to change the name or street address of the Building or Project;

(b)        To install and maintain all signs on the exterior and interior of the Building and Project;

(c)        To have pass keys to the Premises and all doors within the Premises, excluding Tenant’s vaults and safes which shall be utilized only after providing advance notice to Tenant of such intention;

(d)        At any time during the Term, and on reasonable prior notice to Tenant, to inspect the Premises, and to show the Premises to any prospective purchaser or mortgagee of the Project, or to any assignee of any mortgage on the Project, or to others having an interest in the Project or Landlord, and during the last six months of the Term, to show the Premises to prospective tenants thereof; and

(e)        With reasonable prior notice to enter the Premises for the purpose of making inspections, repairs, alterations, additions or improvements to the Premises or the Building (including, without limitation, checking, calibrating, adjusting or balancing controls and other parts of the HVAC system), and to take all steps as may be necessary or desirable for the safety, protection, maintenance or preservation of the Premises or the Building or Landlord’s interest therein, or as may be necessary or desirable for the operation or improvement of the Building or in order to comply with laws, orders or requirements of governmental or other authorities. Landlord agrees to use its best efforts (except in an emergency) to minimize interference with Tenant’s business in the Premises in the course of any such entry Because of the confidential and proprietary nature of the Tenant’s business, at the Tenant’s sole discretion Tenant may require completion of a Confidentiality and Non-Disclosure Agreement prior to granting access to an individual.

17.        ASSIGNMENT AND SUBLETTING. No assignment of this Lease or sublease of all or any part of the Premises shall be permitted, except as provided in this Section 16.

(a)        Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, assign or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. Any of the foregoing acts without such consent shall be void and shall, at the option of Landlord, terminate this Lease. This Lease shall not, nor shall any interest of Tenant herein, be assignable by operation of law without the written consent of Landlord, which shall not be unreasonably withheld.

(b)        If at any time or from time to time during the Term Tenant desires to assign this Lease or sublet all or any part of the Premises, Tenant shall give notice to Landlord setting forth the terms and provisions of the proposed assignment or sublease, and the identity of the proposed assignee or subtenant. Tenant shall promptly supply Landlord with such information concerning the business background and financial condition of such proposed assignee or subtenant as Landlord may reasonably request. Landlord shall have the option, exercisable by notice given to Tenant within twenty (20) days after Tenant’s notice is given, either to sublet such space from Tenant at the rental and on the other terms set forth in this Lease for the term set forth in Tenant’s notice, or, in the case of an assignment, to terminate this Lease. If Landlord does not exercise such option, Tenant may assign the Lease or sublet such space to such proposed assignee or subtenant on the following further conditions:

(i)        Landlord shall have the right to approve such proposed assignee or subtenant, and will not unreasonably withhold approval;

(ii)        The assignment or sublease shall be on the same terms as this lease. No assignment or sublease shall be valid and no assignee or subtenant shall take possession of the Premises until an executed counterpart of such assignment or sublease has been delivered to Landlord;

(iii)        No assignee or subtenant shall have a further right to assign or sublet except on the terms herein contained;

(c)        Notwithstanding the provisions of paragraphs a and b above, Tenant, upon written notice to Landlord, may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent and without extending any recapture or termination option to Landlord, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires assets of Tenant’s business as a going concern, provided that (i) the assignee or subtenant assumes, in full, the obligations of Tenant under this Lease, (ii) Tenant remains fully liable under this Lease, and (iii) the use of the Premises under Section 9 remains unchanged.

(d)                  No subletting or assignment shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision herein. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor. Landlord may not consent to subsequent assignments of the Lease or subletting or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.

(e)                  If Tenant assigns the Lease or sublets the Premises or requests the consent of Landlord to any assignment or subletting or if Tenant requests the consent of Landlord for any act that Tenant proposes to do, then Tenant shall, upon demand, pay Landlord an administrative fee of One Hundred Fifty and No/100 Dollars ($150.00) plus any attorneys’ fees reasonably incurred by Landlord in connection with such act or request.

18.                  HOLDING OVER. Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or earlier termination of this Lease. In the event that Tenant holds over in violation of this Paragraph 17 then the Base Rent payable from and after the time of the expiration or earlier termination of this Lease shall be increased to one hundred ten percent (110%) of the Base Rent applicable during the month immediately preceding such expiration or earlier termination. Nothing contained herein shall be construed as a consent by Landlord to any holding over by Tenant.

19.                  SURRENDER OF PREMISES.

(a)                  Tenant shall peaceably surrender the Premises to Landlord on the Expiration Date, in broom-clean condition and in as good condition as when Tenant took possession, except for (i) reasonable wear and tear, (ii) loss by fire or other casualty, and (iii) loss by condemnation. Tenant shall, on Landlord’s request, remove Tenant’s Property on or before the Expiration Date and promptly repair all damage to the Premises or Building caused by such removal.

(b)                  If Tenant abandons or surrenders the Premises, or is dispossessed by process of law or otherwise, any of Tenant’s Property left on the Premises shall be deemed to be abandoned, and, at Landlord’s option, title shall pass to Landlord under this Lease as by a bill of sale. If Landlord elects to remove all or any part of such Tenant’s Property, the cost of removal, including repairing any damage to the Premises or Building caused by such removal, shall be paid by Tenant. On the Expiration Date Tenant shall surrender all keys to the Premises.

20.                  DESTRUCTION OR DAMAGE.

(a)                  If the Premises or the portion of the Building necessary for Tenant’s occupancy is damaged by fire, earthquake, act of God, the elements of other casualty, Landlord shall, subject to the provisions of this Section, promptly repair the damage, if such repairs can, in Landlord’s opinion, be completed within (90) ninety days. If Landlord determines that repairs can be completed within ninety (90) days, this Lease shall remain in full force and effect, except that if such damage is not the result of misconduct or willful misconduct of Tenant or Tenant’s agents, employees, contractors, licensees or invitees, the Base Rent shall be abated to the extent Tenant’s use of the Premises is impaired, commencing with the date of damage and continuing until completion of the repairs required of Landlord under Section 19.

(b)        If in Landlord’s opinion, such repairs to the Premises or portion of the Building necessary for Tenant’s occupancy cannot be completed within ninety (90) days, Landlord may elect, upon notice to Tenant given within thirty (30) days after the date of such fire or other casualty, to repair such damage, in which event this Lease shall continue in full force and effect, but the Base Rent shall be partially abated as provided in Section 19. If Landlord does not so elect to make such repairs, this Lease shall terminate as to the date of such fire or other casualty.

(c)        If any other portion of the Building or Project is totally destroyed or damaged to the extent that in Landlord’s opinion repair thereof cannot be completed within ninety (90) days, Landlord may elect upon notice to Tenant given within thirty (30) days after the date of such fire or other casualty, to repair such damage, in which event this Lease shall continue in full force and effect, but the Base Rent shall be partially abated as provided in Section 19. If Landlord does not elect to make such repairs, this Lease shall terminate as of the date of such fire or other casualty.

(d)        If the Premises are to be repaired under this Section, Landlord shall repair at its cost any injury or damage to the Building and Building Standard Work in the Premises. Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of any other Leasehold Improvements and Tenant’s Property unless damage was a result of Landlord’s willful negligence. Landlord shall not be liable for any loss of business, inconvenience or annoyance arising from any repair or restoration of any portion of the Premises, Building or Project as a result of any damage from fire or other casualty.

(e)        This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, Building or Project by fire or other casualty, and any present or future law which purports to govern the rights of Landlord and Tenant in such circumstances in the absence of express agreement, shall have no application.

21.        EMINENT DOMAIN.

(a)        If the whole of the Building or Premises is lawfully taken by condemnation or in any other manner for any public or quasi-public purpose, this Lease shall terminate as of the date of such taking, and Rent shall be prorated to such date. If less than the whole of the Building or Premises is so taken, this Lease shall be unaffected by such taking, provided that (i) Tenant shall have the right to terminate this Lease by notice to Landlord given within thirty (30) days after the date of such taking if twenty percent (20%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business, and (ii) Landlord shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. If either Landlord or Tenant so elects to terminate this Lease, the Lease shall terminate on the thirtieth (30th) day after either such notice. The Rent shall be prorated to the date of termination. If this Lease continues in force upon such partial taking, the Base Rent and Tenant’s Proportionate Share shall be equitably adjusted according to the remaining Rentable Area of the Premises and Project.

(b)        In the event of any taking, partial or whole, all of the proceeds of any lawful judgment or settlement payable by the condemning authority shall be the exclusive property of Landlord, and Tenant hereby assigns to Landlord all of its rights, title and interest in any award, judgment or settlement from the condemning authority. Tenant, however, shall have the right, to the extent that Landlord’s award is not reduced or prejudiced, to claim from the condemning authority (but not from Landlord) such compensation as may be recoverable by Tenant in its own right for relocation expenses and damage to Tenant’s personal property, fixtures and tenant improvements.

(c)        In the event of a partial taking of the Premises which does not result in a termination of this Lease, Landlord shall restore the remaining portion of the Premises as nearly as practicable to its condition prior to the condemnation or taking, but only to the extent of Building Standard Work, Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of any other Leasehold Improvements and Tenant’s Property.

22.        INDEMNIFICATION.

(a)        Tenant’s Indemnification: Except for Landlord’s gross negligence or intentional misconduct, Tenant shall defend, indemnify and hold harmless Landlord from and against any and all claims arising out of or related to Tenant’s use or occupancy of the Premises, or arising out of or related to the conduct of Tenant’s business or arising out of or related to any activity, work or things done, or permitted by Tenant, or its employees contractors or agents, in or about the Premises and shall further indemnify and hold harmless Landlord from and against all costs, reasonable attorney’s fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. If Landlord shall, without fault on its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall pay all costs and reasonable attorney’s fees incurred by such litigation.

(b)        Landlord’s Indemnification: Landlord shall defend, indemnify and hold harmless Tenant from and against any and all claims arising out of any activity, work or things done, or permitted by Landlord in or about the Common Areas of the Building or the Common Areas of the Project and shall further indemnify and hold harmless Tenant from and against all costs, reasonable attorney’s fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon.

(c)        Either party shall retain the right to reject defense counsel appointed by the other party or its agents, and to appoint other counsel, if such party believes that such counsel as appointed by the other party or its agents will not adequately represent their interests in the case.

(d)        Tenant, as a material part of the consideration to Landlord, hereby assumes all risk, of damage to property of Tenant or injury to persons, in, upon or about the Premises arising from any cause and Tenant hereby waives all claims in respect thereof against Landlord. Tenant, as a material part of the consideration to Landlord, hereby acknowledges that there is a risk of harm to Tenant’s property and injury to the persons in, upon or about the Premises arising from any cause or event and Tenant agrees to assume all such risks of harm and Tenant hereby waives all claims in respect thereof against Landlord. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers, or any other persons in or about the Premises, Landlord shall not be liable for injury to Tenant, Tenant’s employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause of such damages or injury, or for loss or damage to Tenant’s business or other economic loss (whether direct or consequential), and for the injury or death to any persons in, on or about the Premises, except for damage or loss directly caused by Landlord’s gross negligence or willful misconduct. Tenant agrees that in no case shall Landlord ever be responsible or liable on any theory for any injury to Tenant’s business, loss of profits, loss of income or any other form of consequential damage. Landlord shall not be liable for any damages arising from any act or omission of any other Tenant, occupant or use of the building and parcel of which the Premises are a part, nor from the failure of Landlord to enforce the provision of any other lease of the Building, or the rules of the Building and parcel of which the Premises are a part.

23.        TENANT’S INSURANCE.

(a)        Insurance required hereunder shall be issued by companies duly licensed to transact business in the State of California, and maintaining during the policy term a “General Policyholders Rating” of at least B+, V, or such other rating as may be required by a Lender having a lien on the Premises, as set forth in the most current issue of “Best’s Insurance Guide”. Tenant shall not do or permit to be done anything which shall invalidate the insurance policies referred to in this Section 22. Tenant shall cause to be delivered to Landlord certified copies of policies of such insurance or certificates evidencing the existence and amounts of such insurance with the insured and loss payable clauses as required by this Lease. No such policy shall be cancelable or subject to modification except after thirty (30) days prior written notice to Landlord. Tenant shall at least thirty (30) days prior to the expiration of such policies, furnish Landlord with evidence of renewals or “insurance binders” evidencing renewal thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand. If Tenant shall fail to procure and maintain the insurance required under this Section 22, Landlord may, but shall not be required to, procure and maintain the same, but at Tenant’s expense.

(i)                  Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the Term, Tenant shall procure, pay for and maintain in effect policies of casualty insurance covering (i) all Leasehold Improvements (including any alterations, additions or improvements as may be made by Tenant pursuant to the provisions of Section 12 hereof), and (ii) trade fixtures, merchandise and other personal property from time to time in, on or about the Premises, in and amount not less than one hundred percent (100%) of their actual replacement cost from time to time, providing protection against any peril included within the classification “Fire and Extended Coverage” together with insurance against sprinkler damage, vandalism and malicious mischief. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this lease following a casualty as set forth herein, the proceeds under Section (i) above shall be paid to Landlord and the proceeds under Section (ii) above shall be paid to Tenant.

(ii)                  Commercial General Liability policy of insurance protecting the following as Additionally insureds Marvin L. Oates, Trustee of the Marvin L. Oates Trust, dated March 7, 1995, as Amended and Restated December 20, 2001 and Frank C. Ramos and Joanne M. Ramos as husband and wife (Landlord), Buzz Oates Management Services, Inc. (the “Property Manager”), against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $2,000,000 per occurrence with an “Additional Insured-Managers or Landlords of Premises” Endorsement and contain the “Amendment of the Pollution Exclusion” for damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. The limits of said insurance required by this Lease or as carried by Tenant shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. All insurance to be carried by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only.

(iii)                  Not less than every three (3) years during the Term, Landlord and Tenant shall mutually agree to increases in all of Tenant’s insurance policy limits for all insurance to be carried by Tenant as set forth in this Section, if required.

24.                  WAIVER OF SUBROGATION. Tenant and Landlord each hereby release and relieve the other, and waive their entire right of recovery against the other for loss or damage arising out of or incident to the perils insured against which perils occur in, on or about the Premises and/or the Building, whether due to the negligence of Landlord or Tenant or their agents, employers, contractors and/or invitees. Tenant and Landlord shall, upon obtaining the policies of insurance required give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

25.                  SUBORDINATION AND ATTORNMENT. Upon written request of Landlord, or any first mortgagee or first deed of trust beneficiary of Landlord, or ground landlord of Landlord, Tenant shall, in writing, subordinate its rights under this Lease to the lien of any first mortgage or first deed of trust or to the interest of any lease in which Landlord is Tenant, and to all advances made or hereafter to be made thereunder. However, before signing any subordination agreement, Tenant shall have the right to obtain from any lender or Landlord or ground landlord requesting such subordination, an agreement in writing providing that, as long as Tenant is not in default hereunder, this Lease shall remain in effect for the full Term. The holder of any security interest may, upon written notice to Tenant, elect to have this Lease prior to its security interest regardless of the time of the granting or recording of such security interest. In the event of any foreclosure sale, transfer in lieu of foreclosure or termination of the lease in which Landlord is Tenant, Tenant shall attorn to the purchaser, transferee or Landlord as the case may be, and recognize that party as Landlord under this Lease provided such party acquires and accepts the Premises subject to this Lease.

26.                  TENANT ESTOPPEL CERTIFICATES. Within fifteen (15) days after written request from Landlord, Tenant shall execute and deliver to Landlord or Landlord’s designee, a written statement certifying (a) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Base Rent and additional rent have been paid in advance; (c) the amount of any security deposited with Landlord; and (d) that Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default. Any such statement may be relied upon by a purchaser, assignee or lender. Tenant’s failure to execute and deliver such statement within the time required shall at Landlord’s election be a default under this Lease and shall also be conclusive upon Tenant that: (1) this Lease is in full force and effect and has not been modified except as represented by Landlord; (2) there are no uncured defaults in Landlord’s performance and that Tenant has no right of offset, counter-claim or deduction against Rent; and (3) not more than one month’s Rent has been paid in advance.

27.        TRANSFER OF LANDLORD’S INTEREST. In the event of any sale or transfer by Landlord of the Premises, Building or Project, and assignment of this Lease by Landlord, Landlord shall be and is hereby entirely freed and relieved of any and all liability and obligations contained in or derived from this Lease arising out of any act, occurrence or omission relating to the Premises, Building, Project or Lease occurring after the consummation of such sale or transfer, providing the purchaser shall expressly assume all of the covenants and obligations of Landlord under this Lease. If any security deposit or prepaid Rent has been paid by Tenant, Landlord shall transfer the security deposit or prepaid Rent to Landlord’s successor and upon such transfer, Landlord shall be relieved of any and all further liability with respect thereto.

28.        DEFAULT.

(a)        Tenant’s Default. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

(i)        If Tenant abandons or vacates the Premises; or

(ii)        If Tenant fails to pay any Rent or any other charges required to be paid by Tenant under this Lease and such failure continues for ten (10) days after notice of such failure to pay rent such payment is due and payable; or

(iii)        If Tenant fails to promptly and fully perform any other covenant, condition or agreement contained in this Lease and such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant unless such breach cannot be remedied within thirty (30) days in which case, if Tenant has begun such remedy within the thirty (30) day period and diligently proceeds to its completion, the continuation of the breach after thirty (30) days shall not be a default under this Lease; or

(iv)        If a writ of attachment or execution is levied on this Lease or on any of Tenant’s Property; or

(v)        If Tenant makes a general assignment for the benefit of creditors, or provides for an arrangement, composition, extension or adjustment with its creditors; or

(vi)        If Tenant files a voluntary petition for relief or if a petition against Tenant in a proceeding under the federal bankruptcy laws or other insolvency laws is filed and not withdrawn or dismissed within forty-five (45) days thereafter, or if under the provisions of any law providing for reorganization or winding up of corporations, any court of competent jurisdiction assumes jurisdiction, custody or control of Tenant or any substantial part of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed or unterminated for a period of forty-five (45) days; or

(vii)        If in any proceeding or action in which Tenant is a party, a trustee, receiver, agent or custodian is appointed to take charge of the Premises or Tenant’s Property (or has the authority to do so) for the purpose of enforcing a lien against the Premises or Tenant’s Property; or

(viii)        If Tenant is a partnership or consists of more than one (1) person or entity, if any partner of the partnership or other person or entity is involved in any of the acts or events described in subparagraphs d through g above.

(b)        Remedies. In the event of Tenant’s default hereunder, then in addition to any other rights or remedies Landlord may have under any law, Landlord shall have the right, at Landlord’s option, without further notice or demand of any kind to do the following:

(i)        Terminate this Lease and Tenant’s light to possession of the Premises and reenter the Premises and take possession thereof, and Tenant shall have no further claim to the Premises or under this Lease; or

(ii)        Continue this Lease in effect, reenter and occupy the Premises for the account of Tenant, and collect any unpaid Rent or other charges which have or thereafter become due and payable; or

(iii)        Reenter the Premises under the provisions of subparagraph 28(b) (ii), above, and thereafter elect to terminate this Lease and Tenant’s right to possession of the Premises.

If Landlord reenters the Premises, under the provisions of subparagraphs 28(b)(ii) or 28(b)(iii) above, Landlord shall not be deemed to have terminated this Lease or the obligation of Tenant to pay any Rent or other charges thereafter accruing, unless Landlord notifies Tenant in writing of Landlord’s election to terminate this Lease (it is the intention of the parties that Landlord shall have the remedy described in California Civil Code Section 1951.4, which provides that a Landlord may continue the lease in effect after a Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). In the event of any reentry or retaking of possession by Landlord, Landlord shall have the right, but not the obligation, to remove all or any part of Tenant’s Property in the Premises and to place such property in storage at a public warehouse at the expense and risk of Tenant. If Landlord elects to relet the Premises for the account of Tenant, the rent received by Landlord from such reletting shall be applied as follows: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs of such reletting; third, to the payment of the cost of any alterations or repairs to the Premises; fourth to the payment of Rent due and unpaid hereunder, and the balance, if any, shall be held by Landlord and applied in payment of future Rent as it becomes due. If that portion of rent received from the reletting which is applied against the Rent due hereunder is less than the amount of the Rent due, Tenant shall pay the deficiency to Landlord promptly upon demand by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as determined, any costs and expenses incurred by Landlord in connection with such reletting or in making alterations and repairs to the Premises, which are not covered by the rent received from the reletting.

If Landlord terminates this Lease or Tenant’s right to possession of the Premises, Landlord shall have no obligation to mitigate Landlord’s damages except to the extent required by applicable law. If Landlord has not terminated this Lease or Tenant’s right to possession of the Premises, Landlord shall have no obligation to mitigate under any circumstances and may permit the Premises to remain vacant or abandoned. If Landlord is required to mitigate damages as provided herein: (i) Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in the Building, (ii) Landlord will not be deemed to have failed to mitigate if Landlord or its affiliates lease any other portions of the Building or other projects owned by Landlord or its affiliates in the same geographic area, before reletting all or any portion of the Premises, and (iii) any failure to mitigate as described herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled to seek from Tenant hereunder by the reasonable rental value of the Premises during such period. In recognition that the value of the Building depends on the rental rates and terms of leases therein, Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below Landlord’s published rates for new leases of comparable space at the Building at the time in question, or at Landlord’s option, below the rates provided in this Lease, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord’s damages.

Should Landlord elect to terminate this Lease under the provisions of subparagraph 28(b)(i) or 28(b)(ii) above, Landlord may recover as damages from Tenant the following:

(1)        Past Rent. The worth at the time of the award of any unpaid Rent which had been earned at the time of termination; plus

(2)        Rent Prior to Award. The worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(3)        Rent After Award. The worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the rental loss that Tenant proves could be reasonably avoided; plus

(4)        Proximately Caused Damages. Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses (including reasonable attorneys’ fees), incurred by Landlord in (a) retaking possession of the Premises, (b) maintaining the Premises after Tenant’s default, (c) preparing the Premises for reletting to a new tenant, including any repairs or alterations resulting from damage to the premises caused by tenant, and (d) reletting the Premises, including broker’s commissions.

“The worth at the time of the award” as used in subparagraphs (1) and (2) above, is to be computed by allowing interest at the prime commercial rate then being charged by Bank of America NT & SA in effect at that time. “The worth at the time of the award” as used in subparagraph (3) above, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank situated nearest to the Premises at the time of the award plus one percent (1%).

The waiver by any party of any breach of any term, covenant or condition of this Lease shall not be deemed a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition. Acceptance of Rent by Landlord subsequent to any breach hereof shall not be deemed a waiver of any preceding breach other than the failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of any breach at the time of such acceptance of Rent. Landlord shall not be deemed to have waived any term, covenant or condition unless Landlord gives Tenant written notice of such waiver. Acceptance of a partial payment shall not constitute a waiver under this Lease or at law or equity, including, without limitation, the right to recover possession of the Premises.

(c)        Landlord’s Default. If Landlord fails to perform any covenant, condition or agreement contained in this Lease within thirty (30) days after receipt of written notice from Tenant specifying such default, or if such default cannot reasonably be cured within thirty (30) days, if Landlord fails to commence to cure within that thirty (30) day period, then Landlord shall be liable to Tenant for any damages sustained by Tenant as a result of Landlord’s breach; provided, however, it is expressly understood and agreed that if Tenant obtains a money judgment against Landlord resulting from any default or other claim arising under this Lease, that judgment shall be satisfied only out of the rents, issues, profits, and other income actually received on account of Landlord’s right, title and interest in the Premises, Building or Project, and no other real, personal or mixed property of Landlord (or of any of the partners which comprise Landlord, if any) wherever situated, shall be subject to levy to satisfy such judgment. If, after notice to Landlord of default, Landlord (or any first mortgagee or first deed of trust beneficiary of Landlord) fails to cure the default as provided herein, then Tenant shall have the right to cure that default at Landlord’s expense. Tenant shall not have the right to terminate this Lease or to withhold, reduce or offset any amount against any payments of Rent or any other charges due and payable under this Lease except as otherwise specifically provided herein.

29.        BROKERAGE FEES. Landlord and Tenant each represents and warrants to the other party that it has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection with this Lease, except for the brokers listed in Section 2 above and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease. Landlord is solely responsible for payment of any broker’s fee or other payment owed to the brokers listed in Section 2 above. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Lease.

30.                  NOTICES. All notices, approvals and demands permitted or required to be given under this Lease shall be in writing and deemed duly served or given if personally delivered or sent by certified or registered U.S. mail, postage prepaid, and addressed as follows: (a) if to Landlord, to Landlord’s Mailing Address and to the building manager, and (b) if to Tenant, to Tenant’s Mailing Address; provided, however, notices to Tenant shall be deemed duly served or given if delivered or mailed to Tenant at the Premises. Landlord and Tenant may from time to time by notice to the other designate another place for receipt of future notices.

31.                  GOVERNMENT ENERGY OR UTILITYCONTROLS. In the event of imposition of federal, state or local government controls, rules, regulations, or restrictions on the use or consumption of energy or other utilities during the Term, both Landlord and Tenant shall be bound thereby. In the event of a difference in interpretation by Landlord and Tenant of any such controls, the interpretation of Landlord shall prevail, and Landlord shall have the right to enforce compliance therewith, including the right of entry into the Premises to effect compliance.

32.                  RELOCATION OF PREMISES. Landlord shall have the right to relocate the Premises to another part of the Building in accordance with the following:

(a)                  The new premises shall be substantially the same in size, dimensions, construction, decor and nature as the Premises described in this Lease, and the relocation occurs after the Commencement Date, shall be placed in that condition by Landlord at its cost, including Tenant Improvements made by Tenant as of the date of relocation.

(b)                  Landlord shall give Tenant at least sixty (60) days written notice of Landlord’s intention to relocate the Premises.

(c)                  As nearly as practicable, the physical relocation of the Premises shall take place on a weekend and shall be complete before the following Monday. If the physical relocation has not been completed in that time, Base Rent shall abate in full from the time the physical relocation commences to the time it is completed. Upon completion of such relocation, the new premises shall become the “Premises” under this Lease,

(d)                  All reasonable costs incurred by Tenant as a result of the relocation shall be paid by Landlord. Landlord will cause to be constructed, in the space where Tenant is to be relocated and prior to Tenant’s actual relocation, improvements substantially equivalent to the tenant improvements made by Tenant as of the date of Tenant’s relocation

(e)                  If Tenant, in its sole discretion, has agreed to reduction in the size of the Premises, base Rent shall be reduced proportionately.

(f)                  The parties hereto shall immediately execute an amendment to this Lease setting forth the relocation of the Premises and the reduction of Base Rent, if any.

33.                  PARKING. Tenant shall be allocated the number of parking spaces identified in Section 2(o). Tenant shall use the Building’s parking facilities in common with other tenants of the Building upon terms and conditions as may from time to time be established by Landlord. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other Tenants in the use of the parking facilities. Landlord reserves the right in its absolute discretion to determine whether the parking facilities are becoming crowded and to reallocate and assign parking spaces among Tenant and the other tenants, to assign spaces for vanpool and carpool vehicles, and to alter, relocate, reduce or otherwise change the parking facilities and to take measures with respect to the parking area from time to time in order to comply with any applicable governmental ordinance, law or regulation. Landlord shall have the right, in addition to pursuing any other legal remedy available, to tow any vehicle belonging to Tenant or Tenant’s employees which is not in compliance with the published regulations for the parking facility then in effect if a violation continues after the first notice of such violation, at the expense of Tenant; nothing in this Lease, however, shall require Landlord to tow parked cars or take other actions to free occupied spaces for Tenant’s use. Landlord shall not be liable for any claims, losses, damages, expenses or demands with respect to injury or damage to the vehicles of Tenant or Tenant’s customers or employees that park in the parking areas of the Property, except for such loss or damage as may be caused by Landlord’s gross negligence or willful misconduct, and Tenant agrees to indemnify, defend, protect and hold harmless Landlord from and against any such claim, loss, damage, demand, cost or expense, including without limitation, reasonable attorneys’ fees and legal expenses.

34.        QUIET ENJOYMENT. Tenant, upon paying the Rent and performing all of its obligations under this Lease, shall peaceably and quietly enjoy the Premises, subject to the terms of this Lease and to any mortgage, lease, or other agreement to which this Lease may be subordinate.

35.        OBSERVANCE OF LAW. Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, or affecting the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s improvements or acts. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any law, ordinance or governmental rule, regulation or requirement, shall be conclusive of that fact as between Landlord and Tenant.

36.        BANKRUPTCY. If Tenant shall file a petition in bankruptcy under any Chapter of the Bankruptcy Act as then in effect, or if Tenant be adjudicated a bankrupt in involuntary bankruptcy proceedings and such adjudication shall not have been vacated within sixty (60) days from the date thereof, or if a receiver or trustee be appointed of Tenant’s property and the order appointing such receiver or trustee not be set aside or vacated within thirty (30) days after the entry thereof, or if the Tenant shall assign Tenant’s estate or effects for the benefit of creditors, or if this Lease shall otherwise by operation of law devolve or pass to any person or persons other than Tenant, then and in any such event Landlord may, if Landlord so elects, with notice of such election, forthwith terminate this Lease, and notwithstanding any other provisions of this Lease, Landlord, in addition to any and all rights and remedies allowed by law or equity, shall upon such termination be entitled to recover damages in the amount provided in Section 27(b) above and neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or order of any court shall be entitled to possession of the Premises but shall forthwith quit and surrender the Premises to Landlord. Nothing herein contained shall limit or prejudice the right of Landlord to prove and obtain as damages by reason of any such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of damages recoverable under the provisions of this Section 36.

37.        FORCE MAJEURE. Any prevention, delay or stoppage of work to be performed by Landlord or Tenant which is due to strikes, labor disputes, inability to obtain labor, materials, equipment or reasonable substitutes therefor, acts of God, governmental restrictions or regulations or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform hereunder, shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay or stoppage. Nothing in this Section 37 shall excuse or delay Tenant’s obligation to pay Rent or other charges under this Lease.

38.        LIMITATION ON LIABILITY. In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

(a)        Notwithstanding anything to the contrary contained in this Lease or in any exhibits, Riders or addenda hereto attached (collectively the “Lease Documents”), it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents or otherwise arising out of Tenant’s use of the Premises or the Building (collectively, “Landlord’s Lease Undertakings”) shall extend only to Landlord’s interest in the real estate of which the Premises demised under the Lease Documents are a part (“Landlord’s Real Estate”) and not to any other assets of Landlord or its constituent members; (ii) except to the extent of Landlord’s interest in Landlord’s Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord, its constituent members, or against any of their respective directors, officers, employees, agents, constituent members, beneficiaries, trustees or representatives; and (iii) in no event shall Landlord be liable to Tenant for special, indirect or consequential damages, including gross profits, arising hereunder.

(b)        No member, partner, stockholder, director, officer, employee or beneficiary or trustee (collectively, “Member”) of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction over Landlord);

(c)        No service of process shall be made against any Member of Landlord (except as may be necessary to secure jurisdiction over Landlord);

(d)        No Member of Landlord shall be required to answer or otherwise plead to any service of process;

(e)        No judgment will be taken against any Member of Landlord;

(f)        Any judgment taken against any Member of Landlord may be vacated and set aside at any time nunc pro tunc;

(g)        Except for the Building, no writ of execution will ever be levied against the assets of any Member of Landlord;

(h)        These covenants and agreements are enforceable both by Landlord and also by any Member of Landlord.

39.        CURING TENANT’S DEFAULTS. If Tenant defaults in the performance of any of its obligations under this Lease, Landlord may (but shall not be obligated to) without waiving such default, perform the same for the account at the expense of Tenant. Tenant shall pay Landlord all reasonable direct costs of such performance promptly upon receipt of a bill therefor.

40.        SIGN CONTROL. Tenant shall not affix, paint, erect or inscribe any sign, projection, awning, signal or advertisement of any kind to any part of the Premises, Building or Project, including without limitation, the inside or outside of windows or doors, without the written consent of Landlord. Landlord shall have the right to remove any signs or other matter, installed without Landlord’s permission, without being liable to Tenant by reason of such removal, and to charge the cost of removal to Tenant as additional rent hereunder, payable within ten (10) days of written demand by Landlord.

41.        MISCELLANEOUS.

(a)        Accord and Satisfaction, Allocation of Payments. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than on account of the earliest due Rent, nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.

(b)        Addenda. If any provision contained in an addendum to this Lease is inconsistent with any other provision herein, the provision contained in the addendum shall control, unless otherwise provided in the addendum.

(c)        Attorneys’ Fees. If any action or proceeding is brought by either party against the other pertaining to or arising out of this Lease, the finally prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred on account of such action or proceeding.

(d)        Captions, Sections and Section Numbers. The captions appearing within the body of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease. All references to Section and Section Numbers refer to sections and Section Numbers in this Lease.

(e)        Changes Requested by Lender. Neither Landlord or Tenant shall unreasonably withhold its consent to changes or amendments to this Lease requested by the lender on Landlord’s interest, so long as these changes do not alter the basic business terms of this Lease or otherwise materially diminish any rights or materially increase any obligations of the party from whom consent to such charge or amendment is requested.

(f)        Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

(g)        Consent. Notwithstanding anything contained in this Lease to the contrary, Tenant shall have no claim, and hereby waives the right to any claim against Landlord for money damages by reason of any reasonable refusal, withholding or delaying by Landlord of any consent, approval or statement of satisfaction, in circumstances where Landlord is entitled to refuse, withhold or delay its consent or approval and in such event, Tenant’s only remedies therefor shall be an action for specific performance, injunction or declaratory judgment to enforce any right to such consent, etc.

(h)        Corporate Authority. If Tenant is a corporation, each individual signing this Lease on behalf of Tenant represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the corporation, and that this Lease is binding on Tenant in accordance with its terms. Tenant shall, at Landlord’s request, deliver a certified copy of a resolution of its board of directors authorizing such execution.

(i)        Counterparts. This Lease may be executed in multiple counterparts, all of which shall constitute one and the same Lease.

(j)        Execution of Lease; No Option. The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other premises within the Building or Project. Execution of this Lease by Tenant and its return to Landlord shall not be binding on Landlord notwithstanding any time interval, until Landlord has in fact signed and delivered this Lease to Tenant.

(k)        Furnishing of Financial Statements; Tenant’s Representations. In order to induce Landlord to enter into this Lease Tenant agrees that it shall promptly furnish Landlord, from time to time but no more than annually, upon Landlord’s written request, with an audited financial statement reflecting Tenant’s current financial condition. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects, to the best of its knowledge.

(l)        Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

(m)        Mortgagee Protection. Tenant agrees to send by certified or registered mail to any first mortgagee or first deed of trust beneficiary of Landlord whose address has been furnished to Tenant, a copy of any notice of default served by Tenant on Landlord. If Landlord fails to cure such default within the time provided for in this Lease, such mortgagee or beneficiary shall have an additional thirty (30) days to cure such default; provided that if such default cannot reasonably be cured within that thirty (30) day period, then such mortgagee or beneficiary shall have such additional time to cure the default as is reasonably necessary under the circumstances.

(n)        Prior Agreements; Amendments . This Lease contains all of the agreements of the parties with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest.

(o)        Recording. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

(p)        Severability. A final determination by a court of competent jurisdiction that any provision of this Lease is invalid shall not affect the validity of any other provision, and any provision so determined to be invalid shall, to the extent possible, be construed to accomplish its intended effect.

(q)        Successors and Assigns. This Lease shall apply to and bind the heirs, personal representatives, and permitted successors and assigns of the parties.

(r)        Time of the Essence. Time is of the essence of this Lease.

(s)        No Construction Against Drafter. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party. If the parties delete any provision appearing in the original draft of this Lease, this Lease will be interpreted as if the deleted language were never a part of this Lease.

(t)        Waiver. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant shall impair such right or remedy or be construed as a waiver of such default.

(u)        Compliance. The parties hereto agree to comply with all applicable federal, state and local laws, regulations, code ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this agreement including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment In Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.

The receipt and acceptance by Landlord of delinquent Rent shall not constitute a waiver of any other default; it shall constitute only a waiver of timely payment for the particular Rent payment involved.

No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease.

Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the Lease.

42.         EXHIBITS AND ADDENDA. The exhibits and addenda listed below are incorporated by reference in this Lease:

Exhibit A	—	Floor Plan showing the Premises.

Exhibit A-1	—	Space Plan.
Exhibit A-2	—	Site Plan of the Project.
Exhibit A-3	—	Building Shell.
Exhibit A-4	—	Improvement Specifications.
Exhibit B	—	Work Letter Agreement.
Exhibit C	—	Rules and Regulations.
Exhibit D	—	Janitorial Specifications.
Addenda	—	Paragraphs 42 – 47

The parties hereto have executed this Lease as of the dates set forth below.

Landlord:	Tenant:
Marvin L. Oates, Trustee of the Marvin L. Oates	Arcadia Biosciences, Inc., an Arizona Corporation
Trust, dated March 7, 1995, as Amended and
Restated December 20, 2001 and Frank C. Ramos
and Joanne M. Ramos as husband and wife	By:	/s/
Roy Hodges, President

Date:
Marvin L. Oates, Trustee of the Marvin L. Oates
Trust, dated March 7, 1995, as Amended and
Restated December 20, 2001

By:	/s/
Frank C. Ramos, husband

By:	/s/
Joanne M. Ramos, wife

Date:

LEASE ADDENDUM

To that certain Office Lease

Dated as of January 31, 2003

Marvin L. Oates, Trustee of the Marvin L. Oates Trust, dated March 7, 1995, as Amended and Restated

December 20, 2001 and Frank C. Ramos and Joanne M. Ramos as husband and wife, as Landlord

and

Arcadia Biosciences, Inc. as Tenant

42.        ARBITRATION. Any controversy or claim arising out of or relating to the tenant improvements contemplated by this Lease shall be settled by three arbitrators in accordance with the commercial rules of the American Arbitration Association. Judgement on the award rendered by the arbitrators may be entered in any court having jurisdiction over the dispute. The cost of the arbitration shall be paid by the losing party.

The arbitrator’s authority to grant remedies shall be limited to those remedies that could be granted or awarded by a judge of the superior court of the state of California, applying California law to the claims asserted. The arbitrator shall prepare and provide to the parties a written decision on all matters subject to the arbitration, including factual findings and the reasons that form the basis of the arbitrator’s decision. The arbitrator shall not have the power to commit errors of law, and the award of the arbitrator shall be vacated or corrected for any such error or any other grounds specified in California Code of Civil Procedure Section 1286.2 or Section 1286.6. The award of the arbitrator shall be mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration proceedings shall be reported by a certified shorthand court reporter. Written transcripts of the proceedings shall be prepared and made available to the parties.

The parties shall each have the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, unlawful detainer, writ of possession, temporary protective order, or appointment of a receiver if the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief or if there is no other adequate remedy. This application shall not waive a party’s arbitration rights under this Lease.

43.        DISCLOSURES. The United States Congress has enacted the Americans with Disabilities Act. Among other things, this act is intended to make many business establishments equally accessible to persons with a variety of disabilities; modifications to real property may be required. State and local laws also may mandate changes. The real estate brokers in this transaction are not qualified to advise you as to what, if any, changes may be required now, or in the future. Owner and Tenant should consult the attorneys and qualified design professionals of their choice for information regarding these matters. Real estate brokers cannot determine which attorneys or design professionals have the appropriate expertise in this area. Various construction materials may contain items that have been or may, in the future, be determined to be hazardous (toxic) or undesirable and may need to be specifically treated/handled or removed. For example, some transformers and other electrical components contain PCB’s and asbestos has been used in components such as fireproofing, heating, and cooling systems, air duct insulation, spray-on and tile acoustical materials, linoleum, floor tiles, roofing dry wall and plaster. Due to prior or current uses of the Property or in the area, the Property may have hazardous or undesirable metals, minerals, chemicals, hydrocarbons, or biological or radioactive items (including electric and magnetic fields) in soil, water, building components, above or below-ground containers or elsewhere in areas that may or may not be accessible or noticeable. Such items may not leak or otherwise be released. Real estate agents have no expertise in the detection or correction of hazardous or undesirable items. Expert inspections are necessary. Current or future laws may require clean up by past, present and/or future owners and/or operators. It is the responsibility of the Landlord and Tenant to retain qualified experts to detect and correct such matters and to consult with legal counsel of their choice to determine what provision, if any, they may wish to include in transaction documents regarding the Property.

Landlords are required under California Health and Safety Code Section 25915 at seq. to disclose reports and surveys regarding asbestos to certain persons, including their employees, contractors, co-owners, purchasers and tenants. Tenants have similar disclosure obligations. Landlords and Tenants have additional hazardous materials disclosure responsibilities to each other under California Health and Safety Code Section 25359.7 and other California laws. Consult your attorney regarding this matter.

44.        FLOOD. Tenant expressly acknowledges and assumes the risk that the Premises and improvements may be subject to flooding due to their location in a flood plain. Tenant unconditionally waives any flood-related property damage claim asserting liability on the part of the Landlord, Landlord’s predecessors and successors-in-interest, the County of Sacramento or its officers, agents, or employees premised on the issuance of a permit for construction of the improvements, whether or not the issuance of this permit is due to the negligence of Landlord, Landlord’s predecessors or successors, the City or its officers, agents or employees.

45.        OPTION TO RENEW. Lessor hereby grants to Lessee the option to renew this lease agreement and all the provisions, conditions and terms contained therein, except monthly base rent, for up to three (3) three (3) year terms immediately following the expiration of this initial term, subject to the following:

a.        This lease shall be in full force and effect at the time notice of exercise option is given.

b.        Lessee shall not be in default under any provision of this lease at the time notice of exercise is given, or any time during the term of lease for a consecutive period of more than thirty (30) days.

c.        Lessee shall give Lessor a written notice irrevocably exercising the option at least one hundred twenty (120) days prior to the last day of the current lease term. If Lessee does not exercise this option in the time period provided, the option shall become null and void and be of no further effect.

d.        The monthly base rent for the option period shall be based upon the currently prevailing rent for comparable space at the time this option to extend is exercised except that the maximum per square foot amount shall not increase by more than five (5) cents per rentable square foot over the proceeding year. Base Rent shall not be increased more than once per year of each year of any renewal Term and only as set forth in this subsection.

46.        RIGHT OF FIRST REFUSAL. With the exception of lease renewals by existing tenants, the Lessee is hereby granted, by the Lessor, the right of first refusal to lease the ± 2,500 usable square feet of space immediately adjacent to the West Side of Lessee’s demised premises. See Exhibit A . This right of first refusal to lease is in effect beginning with the commencement of the Lease and will expire after the first year of the Lease , provided:

a.        The Lessee is not in default under any of the conditions and provisions of this lease. Lessee shall not be in default under any provision of this lease at the time notice of exercise is given, or any time during the term of lease for a consecutive period of more than thirty (30) days.

b.        The length of time left on Lessee’s then current lease term shall not be less than the longer of: (1) two (2) years; or (2) equal to the lease term proposed in the third party offer.

c.        The Lessee agrees to lease said adjacent space in its entirety. The Lessor shall not be required to make any adjustments in the demising walls, or other tenant improvements unless by separate agreement between the parties at such time.

d.        Lessor hereby agrees to provide written notice defining the terms and conditions of the proposed lease.

The Lessee shall, within five (5) days after receipt of the Lessor’s notice that a third party offer has been received for the space, indicate, in writing, its agreement to lease said space pursuant to the terms and conditions of Lessee’s existing lease. If Lessee does not give notice in writing to Lessor within five (5) days of its intent to lease the adjacent space, Lessor thereafter shall have the right to lease said space to a third party at the rent rate stated in the notice and Lessee’s right of first refusal shall then become null and void.

47.        SECURITY DEPOSIT/LETTER OF CREDIT . At Tenant’s election, in lieu of delivering cash for the Security Deposit pursuant to Section 8 of the Lease, Tenant may elect to deliver simultaneously with the execution of the Lease, to Landlord (as Beneficiary) an irrevocable, unconditional and transferable letter of credit (the “Letter of Credit”). The Letter of Credit shall be issued by and drawn upon a commercial bank or trust company with which Tenant has a business relationship (hereinafter referred to as the “Issuing Bank”) and which Issuing Bank is reasonably acceptable to Landlord and which has a banking office in which the Letter of Credit may be drawn upon in Sacramento, California. The Letter of Credit shall have a term of not less than one year, be in form and content reasonably satisfactory to Landlord, be subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590, be for the account of Landlord and be in the initial amount of $ 161,598.40 and shall reduce annually as hereafter provided. The Letter of Credit shall provide that:

a.        The Issuing Bank shall pay to Landlord or its duly authorized representative an amount up to the face amount of the Letter of Credit conditioned solely upon presentation of the Letter of Credit and a sight draft in the amount to be drawn;

b.        The Letter of Credit shall be automatically renewed, without amendment except for the reduction in the amount thereof as hereafter expressly set forth, for consecutive periods of one year each during the term of this Lease or any extensions thereof and extending ninety days beyond any such expiration, unless the Issuing Bank sends written notice (hereinafter referred to as the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of the Letter of Credit, that it shall not renew such Letter of Credit;

c.        Landlord, upon receipt of the Non-Renewal Notice, shall have the right, exercisable by a sight draft, to receive the moneys represented by the Letter of Credit-which moneys shall be held by Landlord as a cash security deposit pursuant to the provisions of Section 8 of the Lease; and

d.        Upon Landlord’s sale or transfer of all or any portion of Landlord’s interest in the Property, the Letter of Credit shall be transferable one or more times by Landlord as provided herein.

In the event of a sale of Landlord’s interest in the Property, Landlord shall have the right to transfer the Letter of Credit deposited hereunder to the purchaser and Landlord shall thereupon be released by Tenant from all liability for the return of such Letter of Credit. In such event, Tenant agrees to look solely to the new landlord for the return of said Letter of Credit. It is agreed that the provisions hereof shall apply to every transfer or assignment made of said Letter of Credit to a new Landlord. Tenant further agrees and acknowledges that it shall pay upon Landlord’s demand, as Additional Rent, any and all costs or fees charged in connection with the Letter of Credit that arise due to (i) Landlord’s sale or transfer of all or a portion of the Building; or (ii) the addition, deletion, or modification of any beneficiaries under the Letter of Credit.

Tenant covenants that it will not assign or encumber, or attempt to assign or encumber, the Letter of Credit deposited hereunder as security, and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance.

Landlord agrees that it will not draw down the proceeds of the Letter of Credit except in the event of a default by Tenant hereunder which continues after any required notice and the expiration of any applicable cure period or the receipt of notice of non-renewal of such Letter of Credit by the Issuing Bank without the Tenant having provided a substitute Letter of Credit at least seven (7) business days prior to the expiration date of the Letter of Credit meeting all requirements set forth in this Section..

The Tenant shall be obligated to maintain a Letter of Credit meeting the requirements of Section 8 during the Term of this Lease, provided, however, the amount available to be drawn under such Letter of Credit shall reduce as follows:

Beginning of Month	Amount of Reduction	Balance of Letter of Credit
		$161,598.40
13	$32,319.68	$129,278.72
25	$32,319.68	$96,959.04
37	$32,319.68	$64,639.36
49	$32,319.68	$32,319.68
61	$32,319.68	$0.00

In the event of an occurrence of a default under this Lease which is not cured or waived, the amount available to be drawn under the Letter of Credit shall not be reduced further and the Landlord shall have the right to draw upon the Letter of Credit as provided herein. Landlord may use, apply, or retain the proceeds of the Letter of Credit to the same extent that Landlord may use, apply, or retain the cash security deposit as set forth in Section 8 of the Lease. Landlord may draw on the Letter of Credit in whole or in part, from time to time, at Landlord’s election. If Landlord partially draws down the Letter of Credit, Tenant shall, within ten (10) days after Landlord gives Tenant notice thereof, restore all amounts drawn by Landlord or substitute cash security instead. If Landlord elects to draw the full amount, but the full amount of the Letter of Credit is not required for the payment of any sum to which Landlord may become obligated by Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer as a consequence of any default by Tenant, the balance of the proceeds drawn under the Letter of Credit shall be held by Landlord (together with any sums required to restore the amount held by Landlord to the total amount required above) as a cash security deposit and shall be treated in accordance with the provisions of Section 8 of the Lease.

Tenant hereby agrees to cooperate, at its expense, with Landlord to promptly execute and deliver to Landlord any and all modifications, amendments and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the terms and conditions of Section 8.

Nothing in Section 8 shall in any manner limit the liability of Tenant under this Lease, and Landlord is reserving all rights and remedies against Tenant in the event of a default by Tenant.

Landlord:		Tenant:
Marvin L. Oates, Trustee of the Marvin L. Oates		Arcadia Biosciences, Inc., an Arizona Corporation
Trust, dated March 7, 1995, as Amended and
Restated December 20, 2001 and Frank C. Ramos
and Joanne M. Ramos as husband and wife

		By:	/s/ Roy Hodges
Roy Hodges, President
Marvin L. Oates, Trustee of the Marvin L. Oates
Trust, dated March 7, 1995, as Amended and
Restated December 20, 2001		Date:	3.17.03

By:	/s/
Frank C. Ramos, husband

By:	/s/
Joanne M. Ramos, wife

Date:			Approved as to form: /s/
			Office of the General Counsel	Date
Approved as to financial terms:

			/s/	3-17-03
			Finance	Date
No changes may be made after signatures above

127-10

202 Cousteau Place - 105,307 SF

Davis, California

BUZZ OATES
REAL ESTATE

384'
137'
137'
First Floor
UC Davis
Suite 100
19,095 SF
UC Davis
Granite Construction
9,224 SF
Available
+/- 2,240 SF
(ROFR
Granite and
PG&E)
PG&E
lobby
PG&E
13,509 RSF
12,000 USF
Suite 150
MRI
Suite 190
2,441 SF
Brown &
Caldwell
Suite 170
2,930 SF
UC Davis
UCD
Mind
Science
(part of
Suite 250)
Z World
+/-10,000 USF
Lease
Pending
Available
UCD
Mind Science
18,462
Suite 250
Arcadia Bio/Sci
+/-7,600 SF USABLE
+/- 8,512 SF RENTABLE
ROFR
Arcadia Bio/Sci
+/- 2,500 SF USF
Second Floor
N

Exhibit A

Page 33 of 59

The information contained herein has been obtained from sourcesdeemed reliable. We cannot, however, guarantee its accuracy. All information should be verified prior to purchase or lease.

1-22-03

A2 SITE PLAN

TENANT IMPROVEMENT DOCUMENTS FOR:

ARCADIA BIOSCIENCES
202 COUSTEAU PLACE
DAVIS, CALIFORNIA

COUSTEAU PLACE
SECOND STREET

COMPLIANCE VERIFICATION

F4 SITE PLAN - FOR REFERENCE ONLY

ABBREVIATIONS:

GENERAL NOTES

VICINITY MAP

SHEET INDEX:

C4 HANDICAP PARKING DETAIL

PROJECT DATA:

SYMBOLS:

Comstock Johnson Architects, Inc

JOB TITLE

TENANT IMPROVEMENT DOCUMENTS FOR:

ARCADIA BIOSCIENCES

202 COUSTEAU PLACE
DAVIS, CALIFORNIA

REVISIONS

DATE

DRAWN

JOB NO.

SHEET

A0

A1 SPACE PLAN

Comstock Johnson
ARCHITECTS INC.

134'-2" ±
WRITING DESK
EQUIP. CAB/BENCH
UPPER/LOWER EQUIP. BENCH
5' CLR. TYP.
LAB
BREAK
OFFICE 1
OFFICE 2
OFFICE 3
OFFICE 4
CONFERENCE ROOM
OPEN OFFICE
FILES, TYP.
4'X4' GL. TYP.
EQUIP. N.I.C.
LIBRARY
RECEPTION
LAT. FILES BELOW
(E) COL. TYP.
OFFICE 5
OFFICE 6
OFFICE 7
STORAGE 2
KITCHEN
EQUIPMENT ROOM
GROWTH CHAMBERS
W.I.
EQUIP. N.I.C. TYP.
CLR. TYP.
NOTE: 5' WIDE OPENING ALLOWED ONLY AT MIDDLE OF (E) STRL. FRAME
(E) STRL. BRACE FRAME (COL. TO COL.)

Usable Area: 7,600 s.f. +/-

SCHEMATIC DESIGN FOR:

Arcadia Biosciences TI

DAVIS, CALIFORNIA

NORTH

PRELIMINARY FLOOR PLAN

SCALE: 1/16"=1'-0" 11.22.02 DMJ/SL 02091.03

EXHIBIT A-3

DEFINITION OF “CORE AND SHELL” CONSTRUCTION

1.        Building. All areas of the premises and all common areas shall be fully permitted by Landlord and in complete compliance with all local, state and federal building codes and regulations including the Americans with Disabilities Act necessary for occupancy as evidenced by the procurement of a Certificate of Occupancy. All areas within the Premises shall be broom clean and all systems serving and/or within the Premises shall be in good working order prior to the installation of Tenant’s improvements.

2.        Foundation and Steel Frame. The foundation and steel frame are typical for a building of this size and character and have been designed in accordance with the soil and geological conditions of the site. The steel frame of the building has been professionally engineered consistent with all current codes, regulations and engineering practices. The concrete floors of the Premises are finished in accordance with the plans and specifications for the building. Slab will need to be tested for moisture content prior to installation of flooring material. Depending on the specific flooring manufacturer’s requirement for moisture content, the slab may have to be treated. The floor area of the premises is designed to accommodate a combined weight load of 80 lbs. per square foot on the second floor and 250 lb. per square foot on the ground floor. The building has been designed to accommodate a typical finished ceiling height of 9’ above the finished concrete floor.

3.        Window Blinds. Landlord will require an interior window blind system installed at all exterior windows which shall conform to the specified standard for the building. Window blinds are not included in the Building shell definition.

4.        Perimeter Walls. The interior side of all perimeter exterior walls shall be unframed and uninsulated, in an “AS IS” condition. All columns and intermediate locations throughout the perimeter of the building and including all intermediate columns within the Premises shall not be improved.

5.        Building Core. Vertical shaft space shall be provided and identified, for the use of Tenant within the core to accommodate riser requirements for Tenant’s private telephone, electrical, data and CTV systems. Existing risers consist of one (1) 4” diameter telephone and two (2) 1 1⁄2” diameter CTV conduits have been stubbed from the property line into the first floor electrical room.

Typical floor passenger elevator lobbies shall have walls taped, sanded, textured and painted. Elevator lobbies also include fire rated doors and smoke detectors, (strobe lighting if required) and general lighting as required by code and otherwise designed and constructed to comply with 1994 Uniform Building Code and Uniform Fire Code. Utility room walls are fire taped and have VCT or concrete floors. The underside of the roof deck is not insulated.

All core walls facing Tenant areas shall be framed and ready to accept drywall. The building core of the Premises includes 7’ height solid core birch wood veneer or metal doors, frames and hardware. Doors, frames and hardware are provided to all stairwells, toilet rooms and service lobbies (all doors which open to the exterior of the building core). All other doors are hollow metal or as designed.

Vertical stairwell exit shafts shall be constructed as required by building code and all surfaces are to be painted.

6.        Toilet Rooms

Landlord shall provide women’s and men’s toilet rooms in compliance with all code requirements and recommendations for size and quantity including the Americans with Disabilities Act and consistent with details of design and finish developed by Landlord’s architect. Men’s and women’s toilet room facilities are located on each floor of the building as follows.

(b)    First Floor — Men

Three (3) urinals

Two (2) standard water closet stalls

One (1) handicap accessible water closet stall

One (1) handicap accessible shower

Four (4) lavatories (all handicap accessible)

(c)     First Floor — Women

Five (5) standard water closet stalls

One (1) handicap water closet stall

One (1) handicap accessible shower

Four (4) lavatories (all handicap accessible)

(d)     Second Floor — Men

Three (3) urinals

Two (2) standard water closet stalls

One (I) handicap accessible water closet stall

Four (4) lavatories (all handicap accessible)

(e)     Second Floor — Women

Five (5) water closet stalls

One (1) handicap water closet stall

Four (4) lavatories (all handicap accessible)

Fixture count has been sized for an overall office employee building of 670 based on the 1994 Uniform Plumbing Code.

7.        HVAC System. Landlord shall provide and operate a first class quality heating, ventilating and air conditioning system with service available on a year round basis in all occupied areas of the building. Fan rooms shall be located on each floor of the building, permitting Tenant to utilize after hours HVAC service on a floor by floor basis. All HVAC units shall be equipped with after hours control and monitoring equipment.

The building is designed for a water source heat pump system to heat and cool the occupied space. Individual zones will be served by horizontally mounted heat pump units located in the ceiling space. Since these units vary in size from 6.7 MBH cooling output to 120 MBH, the tenant improvement design has a high degree of flexibility in zone sizing.

The horizontal heat pumps are served by a condenser water loop connected to a 250 ton cooling tower and an 1825 MBH input hot water boiler located in the mechanical enclosure, with two (2) 15 HP pumps supplying the loop. These variable speed pumps supply condenser water to the heat pumps as called for by the direct digital control system.

Ventilation air is supplied through a variable speed pressurized duct system with roof mounted fans.

Landlord will provide the condenser water loop, cooling tower, boiler and pumps, only as a shell specification. All costs associated with installation of horizontal mounted heat pump units, after hours control devices and connection to water loop and duct system will be part of tenant improvement work.

The entire system is designed for the utmost in flexibility, allowing zones as small as 1000 square feet and a very high degree of energy efficiency.

8.        Lighting System. Common areas, mechanical, electrical rooms are lighted as specified and installed by Landlord.

9.        Electrical and Power Systems. The main power service to the building is as follows.

2500 amp, 277/480 volt, 3-phase, 4 wire, single meter with main circuit breaker and GFP protection. Two (2) 200 amp, 277/480 volt panels, and one (1) 200 amp 120/208 volt panel. Two (2) 40 HP elevators.

Connected Loads:

Mechanical Equipment	175kVA
Elevators	86kVA
Lighting	42kVA
Miscellaneous	12kVA

TOTAL	315kVA	=	380 amps

10.        Fire and Life Safety Systems. Base building fire and life safety systems meet all local codes and regulations and all requirements of Title 24 and the Americans with Disabilities Act and is capable of being extended beyond the core to the Premises with adequate capacity to accommodate standard tenant improvements.

The shell and core building improvements include a fire sprinkler system, main loop and branch distribution piping, including mains. All laterals drops and heads as required by local code and Tenant’s final layout is not included in the shell. Fire sprinkler system completed in core and stairwells as required by the 1994 Uniform Fire Code and the Sacramento County Fire Authority.

11.        Security Systems. The building shall have a fully operable security system with card readers at stairwell, selected interior doors and all selected perimeter door monitoring and alarm annunciation.

12.        Elevators. Two (2) hydraulic elevators each with a 2,500 lb. capacity are complete and operating. Elevators are manufactured by Dover and have an approximate speed of 125 feet per minute under full loading.

All elevator cabs are in compliance with the Americans with Disabilities Act.

13.        Parking. The parking area shall be fully illuminated and shall be operated fully illuminated after dark.

EXHIBIT A-4

Tenant Improvement Specifications

General Requirements

1.

The work under this Contract is to include all labor, materials transportation, equipment, supervision, and services necessary for and reasonably incidental to the completion of all construction work in connection with the Drawings and Specifications.

2.	Applicable Codes: All materials and workmanship shall conform to the Uniform Building Code, applicable State and Federal safety orders.

3.	Security of the project shall be the responsibility of the contractors during the construction period. Contractor shall maintain the construction site in a clean and orderly condition at all times.

4.	Use dimensions shown rather than scale drawings.

5.	In all construction areas, new and adjacent surface of gypsum board and acoustical ceiling shall be dry, free of dirt, grease, wax, polish and dust to a like-new appearance.

6.	All products specified shall be installed as per manufacturer’s recommendations and requirements. If there are any discrepancies, architect should be notified immediately.

7.	Contractor shall field verify all existing conditions and dimensions before proceeding with work.

8.	Contractor shall coordinate timing of construction and work with client to create the least amount of disturbance to the facility and its staff, as possible.

9.

Upon discovery of any discrepancies, the contractor is to notify the architect at once and not proceed with work in that area until direction is given by the architect. Architect will review and give direction in expedient manner.

10.	Clean-Up:

a.	Keep areas of work free from debris as work progresses.

b.	Protect work and materials of this Section prior to and during installation, and protect the installed work and materials of other trades.

I.	PARTITIONS

A.	Demising Wall

1.	3 5/8” x 25 gauge (unless 6” is required) metal studs at 16” on center. Full height to structure above.

2.	5/8” type “X” gypsum board tenant side of wall full height to structure above.

3.	R-11 3 1⁄2 “batt insulation to ceiling height.

B.	Interior Wall

1.	3 5/8” x 25 gauge (unless 6” is required) metal studs with seismic bracing per local Building Department.

2.	5/8” type “X” gypsum board, both sides, taped top extended.

3.	Acoustical insulation provided only if shown on floor plan (extra).

C.	1-Hour Partition Where Required by UBC

1.	3 5/8” x 25 gauge (unless 6” is required) metal studs full height to structure above or to 1 hour ceiling as allowed by UBC. 16” o.c. to 15’0” maximum height, 16” o.c. to 20’0” maximum height.

2.	5/8” gypsum board, type “X” both sides of wall to structure above, taped top textured.

II.	DOORS, FRAMES AND HARDWARE

A.	Corridor Doors and Frames (Entrance to Suite)

1.	Wood Door : Weyerhaeuser, DPC-1, 1-3⁄4” thick 3’0” x 8’10” or equal except Davis 8’ 8”.

a. Face Veneer; Plain sliced Clear Birch.

b. Core: Timblend, Particle Board Core which complies ANSI A208. 1.

c. Side Edges: Two-ply 1-1/2” laminated outer strip, match face veneer.

d. Top and Bottom Edges: Factory sealed, poly wrapped; vertical edges to be mill option hardwood.

e. Face Assembly: Type I.

f. Core Assembly: Type II.

g. Cut Out Size: As indicated or required. Doors are to be factory machined for hardware.

2.

Frame : Titan Metal Products, Inc., or equal Sacramento, California. 3’0”x 8’10”x 1-3⁄4” 16 ga. Furniture steel, with fire rating and UL or FM label as required with if specified, 2’6” wide full height sidelight.

3.	Hardware :

a.	2 pr.	Butts	BB1279 4-1⁄2” “x 4-1⁄2”x NPR x 625 (H)
b.	1 ea.	Lockset	Schlage A Series or Cal Royal L-Series
c.	1 ea.	Closer	900 Cal Royal
d.	1 ea.	Door Bumper	W302-S x SS 629 (Q)
e.	Smoke seal set as required.

4.	Wire glass : Hardis Bros. or approved equal 1⁄4” thick with 0201 wire mesh on 1⁄2” square grid “Baroque”.

B.	Interior Doors and Frame:

1.	Wood Door : 3’0” x 7’0”

a.	Face for transparent finish: Natural rotary cut birch veneer, book matched for transparent finish. End match transoms.

b.	Core: Timbled, particle board core which complies ANSI A208. 1.

c.	Side Edges: Two-ply-1-1⁄2” laminated outer strip, match face veneer.

d.	Top and Bottom Edges: Factory sealed, poly wrapped; vertical edges to be mill option hardwood.

e.	Face Assembly: Type I.

f.	Core Assembly: Type II.

g.	Cut Out Size: As indicated or required. Doors are to be factory machined for hardware.

2.	Hardware :

a.	2 pr.	Butts	BB1279 4-1⁄2”x4-1⁄2”x 625	(H)
b.	1 ea.	Latchset Schlage A Series or Cal Royal L-Series
c.	1 ea.	Closer	900 Cal Royal
d.	1 ea.	Lockset	Schlage A Series or Cal Royal L-Series
(tenant upgrade)

3.	Frame: Timely metal frame 3’ 0” x 7’ 0” Brown Sugar 1 - 3⁄4” 16 GA. Furniture steel, with fire rating and UL or FM label as required.

As Required at Pairs of Doors:

4.	Manual Flush Bolt: BBW 5021-24” x 5021-12”.

5.	Automatic Flush Bolt: Glynn-Johnson FB10 x US 26.

6.	Coordinator: Glynn-Johnson COR-2 XFB-2 prime coat.

III.	CEILING

A.	Suspended Ceiling System—T-Bar Donn or equal

1.	Acoustical panels, exposed suspension: 5/8’’ thick, molded, Armstrong Cortega #769 or approved equal.

a.	Panel size: per drawings, color white

b.	Panel edge: Square edge @ 24’’ x 48’’ panels; flush mount with grid;

c.	Align pattern in same direction.

2.	Height: 10’-2” unless otherwise specified.

IV.	FLOOR COVERING

A.	Carpet Standard

A.	CARPET 1- Tenant Space: Manufacturer and Style: Designweave Carpet Mills Quality, Montara, 26 ounce. Color chosen by Tenant

B.	CARPET 2- Corridor and Lobbies: Manufacturer and Style: Designweave “Ravella” 260z, color; 00268 Regal Bronze

1.	Installation: Direct Glue U.O.N.

2.	Roppe 4” rubber coved base.

3.	Color as shown on finish schedule.

B.	Vinyl Flooring

1.	Vinyl composition tile: 12” by 12” by 1/8”; Colors Plus by American Bilrite, or approved equal.

2.	Self-coved base: 4” high, rubber, Roppe or approved equal.

A.	Corners: Field-formed.

3.	Adhesive: Waterproof.

4.	Colors as shown on finish schedule or chosen by tenant.

V.	WALL TREATMENTS

A.	Paint

1.	Apply texturing compound by machine to achieve medium knock down texture matching approved sample.

2.	One (1) coat PVAC Sealant, one (1) coat flat latex paint or eggshell on walls, U.O.N. finish to be smooth of bubbles, roll marks and brush marks. (one (1) color throughout).

VI.	WINDOW COVERINGS

A.	Exterior Windows- “Hunter Douglas” vertical blinds. Quality: 3 1/2” wide louvers or equal commercial track, inside ceiling mount. Color: building standard.

B.	Interior Windows- “Hunter Douglas” 1” aluminum mini blinds, or equal. Color: chosen by tenant.

VII.	ELECTRICAL

A.	Lighting

1.	Troffer fixture with acrylic lense 2’x 4’3” lamp fluorescent light fixture with cool white Super Saver lamps and energy saving ballasts.

B.	Electrical Receptacles

1.	“Decora” duplex receptacle and cover plate; Color: White or Ivory.

2.	“Decora” dedicated duplex receptacle.

C.	Switches

1.	“Decora” switch and cover plate; Color: White or Ivory.

D.	Telephone and Data Lines (extra)

1.	Telephone conduit from Electrical Room to Tenant Suite.

2.	Junction box with pull string to above suspended ceiling.

VIII.	FIRE PREVENTION

A.	Automatic Sprinklers: Semi-recessed with polished chrome escutcheon.

1.	Distribution as required by NFPA and Fire Marshall.

B.	Fire extinguishers, surface mounted.

1.	One (1) per suite (minimum as required by UFC).

IX.	HEATING, VENTILATING AND AIR CONDITIONING

1.	Mechanical system to be design by Sigma Engineering (916) 483-7343.

2.	HVAC contractor to coordinate unit layout with furniture placement.

3.	Provide adequate service access to unit.

4.	Provide fire rated hose kits with flow valves, Y strainers and ball valves.

5.	Coordinate with plumber to flush supply and return water lines connected to each water source heart pump prior to start up.

6.	Motorized outside air dampers tied into existing system are to be installed for each unit.

7.	HVAC contractor to water balance system as required.

8.	HVAC contractor to provide air balance report to building owner.

9.	HVAC contractor to subcontract with Performance Controls for control integration into existing direct digital control system. (530) 672-2318

10.	Provide building owner with “as built” mechanical plans.

TENANT IMPROVEMENT UPGRADES

I.	FINISH CARPENTRY

A.	General

1.	Material Grades: WIC Premium “A” Grade complying with “Manual of Millwork” of the Wood Institute of California, unless otherwise noted.

2.	Lumber and plywood shall be kiln-dried to equilibrium moisture content suitable for fabrication in shop and suitable for use intended.

3.	Trim, Ledges, Edge Pieces and Exposed Items: Size and profiles shown in drawings.

a.	Specie: Mahogany, White Ash or White Birch, as noted on drawings.

4.	Particle Board: Stamped, suitable to receive plastic laminate finish, wood veneer or paint as noted.

5.	Adhesives: Type as recommended by manufacturer for locations and materials shown.

6.	Plastic Laminate: Nevamar or Wilson-Art, and shall comply with the requirements of LD-3 by NEMA.

B.	Fabrication

1.	Verify measurements at job site.

2.	Verify details and dimension of equipment and fixtures integral with finish carpentry for proper fit and accurate alignment.

3.	Coordinate details with other work supporting, adjoining, or fastening to finish carpentry items.

4.	Fabricate finish carpentry in accordance with WIC Custom Grade unless otherwise noted.

5.	Shop fabricate and assemble work in complete units insofar as dimensions permit shipment and installation.

6.	Conceal nailing where possible and set nail heads for putty in exposed portions.

7.

Thoroughly hand sand wood surfaces. Take care that cross sanding is removed by final sanding in direction of grain; ease “knife-edge” comers by sanding. Wood surface shall be free from dust, glue, stains, and other foreign matter and in proper condition to receive finish.

8.	Perform corrective measures necessitated by non-conformance with WIC standards. The Architect’s opinion will govern discrepancies.

C.	Casework

1.	Exposed and semi-exposed surfaces, wood veneer Rift Cut-Transparent (Stain) finish.

2.	Color of transparent (stain) finish as selected by Owner and/or Architect.

3.	Refer above for construction materials not otherwise noted.

4.	All shelves to 32” long shall be 3⁄4” thick minimum and all shelves 33” and longer shall be 1” thick minimum. Edge band full perimeter of all shelves.

5.

Counter tops shall be a one piece 3⁄4” thick particle board with plastic laminate overlay with 4” high top mount splash and self edge front, unless otherwise indicated. Shall comply with WIC Premium Grade construction, refer to WIC Manual of Millwork, Section 26.

D.	Casework Hardware

1.	Hardware shall be furnished and installed as required to provide a complete casework installation.

2.	Hardware shall be 626 finish unless specified otherwise.

3.	The following hardware is listed to establish quality of product, the substitutions shall be submitted to Architect for approval before casework construction.

a.	Hinges: Grass American, Inc., 1006 System concealed, for Overlay and Half Overlay construction. Self-closing, screw-on, center to center placement not to exceed 24”.

b.	Door & Drawer Pulls: HAFELE, Wire Pulls, 5/16” diameter x 1-5/16” projection No. WP4 with 4” centers and 26D finish.

c.	Magnetic Catches: AMEROCK, No. BPQ793PT, holding power to 12 lbs. 2”L x 3⁄4”W x 1⁄2”H.

d.	Drawer Slides: GRANT No. 329 full extension slide, load capacity 100 lbs. per pair, with steel ball bearings.

e.	Pilaster Standards: KV no. KV255ALBR2.

f.	Adjustable Shelf Clip Supports: KV No. KV256WAL.

g.	Locks: National Lock Hardware No. C8062-14A with reversible key. Keyed the same or differently as noted on submittals. Drawers and doors shall be lockable as noted on drawings by Architect.

E.	Execution

1.	Installation General Requirements

a.

Do not install casework or millwork until wet operations are completed and concrete, work has thoroughly dried out, and millwork has been primed or sealed under “Painting Work”. Reseal cut edges, surfaces and end in approved manner.

b.

Trim members: Install level, plumb and true, with members neatly and accurately scribed in place. Install standing trim and single lengths, running trim in as long lengths as practicable for species specified. Butt joints beveled together, exterior angles coped.

c.	Nailing: Set nails (countersink) and fill with matching filler.

d.	Workmanship: Exposed surfaces of finish carpentry shall be free from tool marks, torn grain, cross sanding, or any workmanship defects that cannot be concealed by specified painter’s finish.

2.	Install Casework

a.	Install casework securely, plumb, level, true and straight with no distortions. Shim as required using concealed shims.

b.	Where casework abuts other finished work, scribe and cut for accurate fit. Before making cutouts, drill pilot holes at corner.

c.	Install finish hardware in accordance with its manufacturer printed instructions.

d.	Repair damages or defective work as directed. Adjust and lubricate hardware for proper operation.

II.	PARTITIONS

A.	Restroom Wall

1.	3-5/8”x 25 gauge metal studs to 6” above suspended ceiling height with seismic bracing.

2.	5/8” gypsum board both sides, water resistant type where required by Section 510(b)4712 of UBC, taped with smooth finish.

3.	R-11 glass fiber batt insulating to full height of partition.

B.	Acoustical Partitions

1.	3-5/8” x 25 gauge metal studs to 6” above suspended ceiling height with seismic bracing.

2.	5/8” gypsum board both sides, taped with smooth finish.

3.	R-11 glass fiber batt insulation for full height of partition.

III.	CEILING

A.	Suspended Ceiling System Upgrade

1.	Ceiling Tile: USG 2310 24”x 48”x 5/8”; Color: White.

2.	Ceiling Grid: Donn DX Double Webb intermediate duty grid; Color: Flat White. Class “A” suspension system shall be installed per recommendation.

B.	Gypsum Board

1.	5/8” type gypsum board, taped with medium knock down finish.

2.	6”x 20 gauge steel joists at 24” o.c.

3.	R-l1 fiberglass batt insulation laid above ceiling unless otherwise noted. (In restroom area only).

IV.	FLOOR COVERING

A.	Carpet Upgrade

1.	Designweave ‘‘Council’’, 40 oz. Precision Cut and Loop, color selected by tenant.

2.	Installation: Over Pad.

3.	Carpet Pad: Hartex contract heavy traffic M.R. 1049.

B.	Vinyl Flooring

1.	Armstrong Classic Corlon commercial sheet flooring. Quality: Seagate.

2.	Self-coved base.

3.	Color as shown on finish schedule.

V.	WALL TREATMENTS

A.	Wallcovering—location and type as shown on drawings.

B.	Paint—More than one (1) color or color other than building standard.

**	Note: The Owner has the right to substitute product if unavailable to a equal or greater quality.

September 13, 2004

Mr. Eric J. Rey

President

Arcadia Biosciences

202 Cousteau Place

Suite 200

Davis, CA 95616

RE: Executed Lease Amendment

Dear Eric:

Enclosed, please find a fully executed Lease Amendment #1 for the additional space adjacent to your existing leased space.

If you have any questions, please feel free to call me.

Sincerely,

/s/ Dave Edwards
Dave Edwards Vice President Buzz Oates Real Estate

DE:mjf

Enclosures

DEVELOPMENT • CONSTRUCTION • REAL ESTATE • PROPERTY MANAGEMENT
Established 1951	8615 Elder Creek Road • Sacramento, CA 95828 • 916.381.0609 • 916.381.8671 fax • www.buzzoates.com

LEASE AMENDMENT #1

This Lease Amendment #1 (“Amendment”), dated for reference purposes only June 30, 2004 , is entered into by and between Marvin L. Oates, as co-Trustee of the Marvin L. Oates Trust, and Frank C. Ramos (collectively “Landlord”), and Arcadia Biosciences, Inc., an Arizona Corporation (“Tenant”). Landlord and Tenant are collectively referred to herein as the “Parties”.

RECITALS

1.

    The Parties entered into that certain Lease (“Lease”) dated May 17, 2003 , regarding premises described therein as 202 Cousteau Place, Suite 200, Davis, California 95616 consisting of approximately 8,512 rentable square feet (the “Premises”).

2.

    Pursuant to Paragraph 46 of the Lease, Landlord granted to Tenant a right of first refusal to lease the 3,039 rentable square feet (2,713 usable square feet) of space adjacent to the west of the Premises (the “Expansion Space”). On March 25, 2004, Tenant exercised its right of first refusal. As a result of Tenant’s exercise of its right of first refusal, the Parties now desire to amend the Lease to memorialize the expansion of the Premises, an extension of the Lease term, and the granting of an additional tenant improvement allowance to Tenant.

AGREEMENT

The Parties agree as follows:

1.        SIZE : Effective as of mutual execution of this Amendment, the size of the Premises shall be +3,039 OR 36 increased by 3,039 rentable square feet (2,713 usable square feet) from 8,512 rentable square feet (7,600 usable square feet) to a new total of 11,551 rentable square feet (10,313 usable square feet). The original Premises and Expansion Space are depicted on Exhibit “A” attached hereto. Tenant shall have no further right of first refusal.

2.        RENT: Commencing upon issuance of a temporary or final certificate of occupancy for the Expansion Space following improvements to be constructed by Tenant’s contractor in accordance with the Work Letter attached hereto as Exhibit B, Base Rent shall increase by $5,470.20 per month, from $15,321.60 per month to a new total of $20,791.80 per month and Tenant’s schedule of Base Rent shall be is as follows:

	Current Base Rent	Expansion Base Rent	Total Base Rent
Upon Commencement, to June 30, 2005	$15,321.60	$5,470.20	$20,791.80 per month
July 1, 2005 — June 30, 2006	$15,747.20	$5,622.15	$21,369.35 per month
July 1, 2006 — June 30, 2007	$16,172.80	$5,774.10	$21,946.90 per month
July 1, 2007 — June 30, 2008	$16,598.40	$5,926.05	$22,524.45 per month
July 1, 2008 — June 30, 2009	$17,024.00	$6,078.00	$23,102.00 per month

3.        TENANT IMPROVEMENTS/ALLOWANCE : The Expansion Space shall be delivered to Tenant in “As Is” condition and Tenant shall be solely responsible for furnishing its own improvements for the Expansion Space in accordance with the terms and conditions of the Work Letter attached hereto as “Exhibit “B” at Tenant’s sole cost, subject to Landlord’s obligation to provide an allowance of $27.00 per usable square foot as more particularly set forth in Exhibit B. HVAC and electricity monitoring equipment shall be installed by Tenant’s Contractor (Harrison Construction) at Tenant’s cost. Tenant shall use its best efforts to complete its improvements and obtain a temporary or final certificate of occupancy as soon as reasonably possible.

4.        PRIOR ALLOWANCE . Tenant acknowledges that Landlord has fulfilled all of its obligations with respect to payment of any allowance for improvements for the original Premises.

5.        EXTENSION OF LEASE TERM : The Term of the Lease shall be extended for an additional period of one (1) year. The term of the lease for the Expansion Space shall commence on the earlier of A.) substantial completion of the improvements by Tenant or B.) March 1, 2005. The Expiration Date of the Lease (formerly June 30, 2008) shall now be June 30, 2009.

6.        BASE YEAR : The Expansion Space shall have a 2003 base year as described in Paragraph 46 of the Lease (Right of First Refusal).

March 2003

1

7.        LETTER OF CREDIT : Tenant shall cause to be issued and delivered to Landlord within two weeks of mutual execution of this Amendment a revised Letter of Credit with the correct names, dates and dollar amounts as required by the Lease. The amount on the Letter of Credit will not be increased due to the Expansion Space.

All other terms and conditions of the Lease shall remain the same in full force and effect.

IN WITNESS WHEREOF , the Parties hereto have caused this Amendment to be executed as of the day and year written below.

Lessor: Marvin L. Oates, as co-Trustee of the Marvin L. Oates Trust, and Frank C. Ramos		Lessee: Arcadia Biosciences, Inc., an Arizona Corporation

/s/ Marvin L. Oates		By:	/s/ Eric J. Rey
Marvin L. Oates, as co-Trustee of the Marvin L. Oates Trust		Eric J. Rey, President

/s/ Frank C. Ramos		Date:	8/25/04
Frank C. Ramos

Date:	9/3/04

Approved as to form:

/s/	8/27/04
Office of the General Counsel	Date

Approved as to financial terms:

/s/	9-1-04
Finance	Date

No Changes may be made after signatures above

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202 Cousteau Place - 105,307 SF

Davis, California

BUZZ OATES REAL ESTATE

Exhibit A

384'
137'
First Floor
UC Davis
17,336 USF
19,095 RSF
Suite 100
UC Davis
(Part of Suite 100)
Granite Construction
8,236 USF
9,224 RSF
Suite 105
Available
(ROFR Granite and PG&E)
PG&E
Part of Suite 150
lobby
PG&E
11,799 USF
13,509 RSF
Suite 150
MRI
2,147 USF
2,441 RSF
Suite 190
B & C
2,643 USF
2,930 RSF
Suite 170
UC Davis
(Part of Suite 100)
137'
UCD Mind Science
(part of Suite 250)
Z World
11,200 RSF
10,004 USF
Suite 260
UC Davis
11,299 USF
12,655 RSF
Suite 205
Site
UCD
Mind Science
15,629 USF
18,462 RSF
Suite 250
Arcadia Bio Science
7,600 USF
8,512 RSF
Suite 200
Arcadia Bio Science
2,713 USF
3,039 RSF
Suite 200
Expansion
Second Floor
N

The information contained herein has been obtained from sources deemed reliable. We cannot, however, guarantee its accuracy. All information should be verified prior to purchase or lease.

7-2-04

EXHIBIT B

WORK LETTER AGREEMENT

You (hereinafter called “Tenant”) and we (hereinafter called “Landlord”) are executing simultaneously with this Work Letter Agreement (the “Work Letter Agreement”), a written Lease Amendment #1 (the “Amendment”) with respect to that certain Office Lease dated May 17, 2003 (“Lease”) for certain Premises more particularly described in the Lease, in the building addressed at 202 Cousteau Place, Davis, California .

For and in consideration of the agreement to lease the Premises and the mutual covenants contained herein and in the Amendment, Landlord and Tenant hereby agree as follows:

1.        Lease Provisions . Unless otherwise defined in this Work Letter Agreement, the capitalized terms used herein shall have the meaning assigned to them in the Lease. The terms and provisions of the Lease, insofar as they are applicable to this Work Letter Agreement are hereby incorporated herein by reference.

2.        Representatives . Landlord hereby appoints Kevin F. Ramos as Landlord’s representatives to act for Landlord in all matters covered by this Work Letter Agreement. Tenant hereby appoints Steve Harrison as Tenant’s representatives to act for Tenant in all matters covered by this Work Letter Agreement. Notices under this Work Letter Agreement shall be given to the parties’ representatives in the same manner as under the Lease. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Work Letter Agreement shall be related to Landlord’s representatives or Tenant’s representatives, as the case may be. Tenant will not make any inquiries of or request to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architects, engineers, and contractors or any of their agents or employees, with regard to matters covered by this Work Letter Agreement. Either Landlord or Tenant may change its representatives at any time by written notice to the other.

3.        Work . Tenant, at its sole cost and expense, shall perform, or cause to be performed, the work (the “Work”) in the Expansion Space of the Premises provided for in the Approved Plans (as defined in Section 4 hereof). Subject to Tenant’s satisfaction of the conditions specified in this Work Letter Agreement, Tenant shall be entitled to Landlord’s Contribution (as defined in Section 9(b) below).

4.        Pre-Construction Activities .

(a)        Prior to Tenant’s commencement of the Work, Tenant shall submit the following information and items to Landlord for Landlord’s review and approval:

(i)        The names and addresses of Tenant’s contractors (and said contractor’s subcontractors) and materialmen to be engaged by Tenant for the Work (individually, a “Tenant Contractor,” and collectively, “Tenant’s Contractors”). Landlord has the right to reasonably approve or disapprove all or any one or more of Tenant’s Contractors. Landlord may, at its election, designate a list of approved contractors for performance of those portions of work involving electrical, mechanical, plumbing, heating, air conditioning or life safety systems, from which Tenant must select its contractors for such designated portions of work.

(ii)        Certificates of insurance as hereinafter described. Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

(iii)        The Plans (as hereinafter defined) for the Work, which Plans shall be subject to Landlord’s approval in accordance with Section 4(b) below.

Tenant will update such information and items by notice to Landlord of any changes.

(b)        As used herein the term “Approved Plans” shall mean the Plans (as hereinafter defined), as and when approved in writing by Landlord. As used herein, the term “Plans” shall mean the full and detailed architectural and engineering plans and specifications covering the Work (including, without limitation, architectural, mechanical and electrical working drawings for the Work). The Plans shall be subject to Landlord’s approval and the approval of all local governmental authorities requiring approval of the work and/or the Approved Plan. Landlord shall give its approval or disapproval (giving general reasons in case of disapproval) of the Plans within ten (10) business days after their delivery to Landlord. Landlord agrees not to unreasonably withhold its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds its approval of the Plans because, in Landlord’s reasonable opinion: the Work as shown in the Plans is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; the Work as shown on the Plans might impair Landlord’s ability to furnish services to Tenant or other tenants; the Work would increase the cost of operating the Building; the Work would violate any governmental laws, rules or ordinances (or interpretations thereof); the Work contains or uses hazardous or toxic materials or substances which are not customarily used in the building trade; the Work would adversely affect the appearance of the Building; the Work might materially adversely affect another tenant’s premises; or the Work is prohibited by any mortgage or trust deed encumbering the Building. The foregoing reasons, however, shall not be exclusive of the reasons, for which Landlord may withhold consent, whether or not such other reasons are similar or dissimilar to the foregoing. If Landlord notifies Tenant that changes are required to the final Plans submitted by Tenant, Tenant

1

shall submit to Landlord, for its approval, the Plans amended in accordance with the changes so required. The Plans shall also be revised, and the Work shall be changed, all at Tenant’s cost and expense, to incorporate any work required in the Premises by any local governmental field inspector. Landlord’s approval of the Plans shall in no way be deemed to be (i) an acceptance or approval of any element therein contained which is in violation of any applicable laws, ordinances, regulations or other governmental requirements, or (ii) an assurance that work done pursuant to the Approved Plans will comply with all applicable laws (or with the interpretations thereof) or satisfy Tenant’s objectives and needs.

(c)        No Work shall be undertaken or commenced by Tenant in the Premises until (i) Tenant has delivered, and Landlord has approved, all items set forth in Section 4(a) above, (ii) all necessary building permits have been applied for and obtained by Tenant.

5.        Delays. In the event Tenant fails to deliver or deliver in sufficient and accurate detail the information required under Section 4 above, or in the event Tenant, for any reason, fails to complete the Work on or before the Commencement Date, Tenant shall be responsible for Rent and all other obligations set forth in the Lease from the Commencement Date regardless of the degree of completion of the Work on such date, and no such delay in completion of the Work shall relieve Tenant of any of its obligations under the Lease.

6.        Change Orders . All changes to the Approved Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Work, which approval shall not be unreasonably conditioned or withheld and shall be delivered as soon as reasonably possible, but in no event later than five (5) business days after Tenant’s request therefor. All delays caused by Tenant-initiated change orders, including, without limitation, any stoppage of work during the change order review process, are solely the responsibility of Tenant and shall cause no delay in the commencement of the Lease or the Rent and other obligations therein set forth. All increases in the cost of the Work resulting from such change orders shall be borne by Tenant.

7.        Standards Of Design And Construction And Conditions Of Tenant’s Performance . All work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Section 7, except as the same may be modified in the Approved Plans approved by or on behalf of Landlord and Tenant.

(a)        Tenant’s Approved Plans and all design and construction of the Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, requirements of Landlord’s fire insurance underwriters.

(b)        Tenant shall, at its own cost and expense, obtain all required building permits and occupancy permits. Tenant’s failure to obtain such permits shall not cause a delay in the commencement of the Lease Term or the obligation to pay Rent or any other obligations set forth in the Lease.

(c)        Tenant’s Contractors shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors and with other contractors and subcontractors in the Building. All work shall be coordinated with any other construction or other work in the Building in order not to adversely affect construction work being performed by or for Landlord or its tenants.

(d)        Tenant shall use only new, first-class materials in the Work, except where explicitly shown in the Approved Plans, All Work shall be done in a good and workmanlike manner. Tenant shall obtain contractors’ warranties of at least one (1) year duration from the completion of the Work against defects in workmanship and materials on all work performed and equipment installed in the Premises as part of the Work.

(e)        Tenant and Tenant’s Contractors shall make all reasonable efforts and take all steps appropriate to assure that all construction activities undertaken comport with the reasonable expectations of all tenants and other occupants of a fully-occupied (or substantially fully occupied) first-class office building and do not unreasonably interfere with the operation of the Building or with other tenants and occupants of the Building. In any event, Tenant shall comply with all reasonable rules and regulations existing from time to time at the Building. Tenant and Tenant’s Contractors shall take all precautionary steps to minimize dust, noise and construction traffic, and to protect their facilities and the facilities of others affected by the Work and to properly police same. Construction equipment and materials are to be kept within the Premises and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall direct so as not to burden the construction or operation of the Building. If and as required by Landlord, the Premises shall be sealed off from the balance of the office space on the floor(s) containing the Premises so as to minimize the dispersement of dirt, debris and noise.

(f)        Landlord shall have the right to order Tenant or any of Tenant’s Contractors who violate the requirements imposed on Tenant or Tenant’s Contractors in performing work to cease work and remove its equipment and employees from the Building. No such action by Landlord shall delay the commencement of the Lease or the obligation to pay Rent or any other obligations therein set forth.

(g)        Utility costs or charges for any service (including HVAC, hoisting or freight elevator and the like) to the Premises shall be the responsibility of Tenant from and after the Commencement Date. Tenant shall pay for all support services provided by Landlord’s contractors at Tenant’s written request or at Landlord’s discretion resulting from breaches or defaults by Tenant under this Work Letter Agreement. All use of freight

2

elevators is subject to scheduling by Landlord and the rules and regulations of the Building. Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building’s waste containers. If required by Applicable Law, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes.

(h)        Tenant shall permit access to the Premises, and the Work shall be subject to inspection, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Work is being constructed and installed and following completion of the Work.

(i)        Tenant shall proceed with its work expeditiously, continuously and efficiently.

(j)        Tenant shall have no authority to deviate from the Approved Plans in performance of the Work, except as authorized by Landlord and its designated representative in writing (which shall not be unreasonably conditioned, withheld or delayed). Tenant shall furnish to Landlord “as-built” drawings of the Work within thirty (30) days after completion of the Work.

(k)        Landlord shall have the right to run utility lines, pipes, conduits, duct work and component parts of all mechanical and electrical systems where necessary or desirable through the Premises, to repair, alter, replace or remove the same, and to require Tenant to install and maintain proper access panels thereto, provided such work shall be performed at such times in such manner so as to minimize disruption to the conduct of Tenant’s business in the Premises and the construction of Tenant’s Work.

(1)        Tenant shall impose on and enforce all applicable terms of this Work Letter Agreement against Tenant’s architect and Tenant’s Contractors.

8.        Insurance And Indemnification .

(a)        In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant’s Contractors to secure, pay for and maintain during the continuance of the Work within the Building or Premises, insurance in the following minimum coverages and the following minimum limits of liability:

(i)        Worker’s Compensation and Employer’s Liability Insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any Employee Benefit Acts or other statutes applicable where the work is to be performed, and in any event sufficient to protect Tenant’s Contractors from liability under the aforementioned acts.

(ii)        Comprehensive General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $1,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000.00, and with umbrella coverage with limits not less than $5,000,000.00. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors or by anyone directly or indirectly employed by any of them.

(iii)        Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000.00 for each accident. Such insurance shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iv)        “All-risk” builder’s risk insurance upon the entire Work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Work and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft vandalism and malicious mischief. If portions of the Work are stored off the site of the Building or in transit to said site are not covered under said “all-risk” builder’s risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Work. Any loss insured under said “all-risk” builder’s risk insurance is to be adjusted with Landlord and Tenant.

(v)        All policies (except the worker’s compensation policy) shall be endorsed to include as additional insured parties the parties listed on, or required by, the Lease, Landlord’s contractors, Landlord’s architects, and their respective beneficiaries, partners, directors, officers, employees and agents, and such additional persons as Landlord may designate. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the worker’s compensation policy) to be obtained by Tenant pursuant to this Section. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days’ prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days’ notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried

3

independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

(b)        Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law Tenant agrees to indemnify, protect, defend and hold harmless Landlord, the parties listed, or required by, the Lease to be named as additional insureds, Landlord’s contractors, Landlord’s architects, and their respective beneficiaries, partners, directors, officers, employees and agents (“Landlord’s Parties”), from and against all claims, liabilities, losses, damages and expenses of whatever nature to the extent arising out of or in connection with the Work or the entry of Tenant or Tenant’s Contractors into the Building and the Premises, including, without limitation, mechanic’s liens, the cost of any repairs to the Premises or Building necessitated by activities of Tenant or Tenant’s Contractors, bodily injury to persons (including, to the maximum extent provided by law, claims arising under the California Structural Work Act) or damage to the property of Tenant, its employees, agents, invitees, licenses or others. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease. The foregoing indemnity shall not apply to the extent such matter arises out of or results from the negligence or willful misconduct of Landlord or Landlord’s Parties or a breach of the Lease by Landlord.

9.        Landlord’s Contribution .

(a)        Contribution Amount . Landlord shall make a dollar contribution (“Landlord’s Contribution”) in the amount of Seventy-Three Thousand, Two Hundred fifty-one Dollars ($ 73,251.00 ) (which is T wenty-Seven Dollars ($ 27.00 ) per square foot of Usable Area of the of the Expansion Space) for application to the extent thereof to the cost of the Work. If the cost of the Work exceeds Landlord’s Contribution, Tenant shall have sole responsibility for the payment of such excess cost except that Landlord shall be responsible for any such excess costs to the extent caused by negligence or willful misconduct of the Landlord Parties or breach of this Lease by Landlord. If the cost of the Work is less than Landlord’s Contribution, Tenant shall not be entitled to any payment or credit for such excess amount. Notwithstanding anything herein to the contrary, Landlord may deduct from Landlord’s Contribution any amounts due Landlord or its architects or engineers under this Work Letter Agreement before disbursing any other portion of Landlord’s Contribution. Tenant to be responsible for the installation of HVAC monitoring equipment at their sole cost.

(b)        Payment of Contribution . Landlord shall make periodic disbursements of Landlord’s Contribution for the benefit of Tenant, not more often than once per month. Landlord shall authorize and make payment or release of monies for the benefit of Tenant to Tenant and/or the party designated by Tenant within five (5) days after receipt of a request for payment approved by Tenant and any supporting information reasonably required in good faith by Landlord.

Tenant must, in order to receive a disbursement of the Landlord’s Contribution, meet all of the following criteria:

(i)        Tenant or Tenant’s contractors shall submit for Landlord’s approval copies of plans and specifications for Tenant’s proposed improvements;

(ii)        Prior to commencement of actual construction, Tenant must submit to Landlord a copy of the approved building permit(s) from the appropriate governmental authority; and

(iii)        Prior to receiving progress payments for the tenant improvements (subject to a 10% retention), Tenant shall submit to Landlord a statement of Tenant’s contractor or architect that the work is complete to the extent that payment is requested.

Upon completion of the Work, and in order to receive the final amounts owed (including the ten percent (10%) retention amount from Landlord, Tenant shall provide Landlord with the following:

(i)        Written proof (a fully signed “Certificate of Occupancy”, “Certificate of Completion” or other document authorizing Tenant’s occupancy of the Premises from the appropriate governmental authority) that the improvements were substantially completed to the satisfaction of the local building department;

(ii)        Complete original As-Built plans and specifications;

(iii)        A detailed breakdown of the total costs of the Work;

(iv)        Tenant’s written acknowledgment that the Work is substantially complete and Tenant is reasonably satisfied with the completion of the Work, except for any punchlist items;

(v)        Full and final waivers of liens and contractors’ affidavits and statements, in such form as may be reasonably required by Landlord, Landlord’s title insurance company and Landlord’s construction or permanent lender, if any, from all parties performing labor or supplying materials or services in connection with the Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises and Building.

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(vi)        The parties will mutually cooperate to enforce any contractor warranties issued in connection with the tenant improvement work.

If Landlord fails to fulfill its obligation to disburse Landlord’s Contribution following five (5) business days’ notice from Tenant and Landlord’s failure to cure within such period, Tenant shall have the following rights, which rights shall be cumulative and in addition to any rights or remedies available to Tenant under the Lease, at law or in equity; (i) to cease performance of all or any portion of the Work, or (ii) continue to perform the Work, and offset any outstanding sums plus interest at ten percent (10%) per annum against Tenant’s obligation to pay Rent next coming due under this Lease.

10.        Intentionally Omitted .

11.        On-Site Project Manager . As a condition of Tenant’s right to commence and perform the Work, Tenant shall engage the services of an on-site project manager approved in advance by and reasonably acceptable to Landlord, who will be charged with the task of performing daily supervision of the Work. Such on-site manager shall be familiar with all rules and regulations and procedures of the Building and all personnel of the Building engaged directly or indirectly in the management, operation and construction of the Building. Such on-site project manager shall be accountable and responsible to Tenant and to Landlord and, where necessary, shall serve as a liaison between Landlord and Tenant with respect to the Work. The entire cost and expense of the on-site project manager shall be borne and paid for by Tenant (subject to Tenant’s right to use all or any part of Landlord’s Contribution to reimburse Tenant for the same.)

12.        Construction Dispute Resolution .

(a)        If any dispute arises between Landlord and Tenant, solely with respect to any matter relating to the Work or the initial construction or buildout of the Building or the Premises, the parties shall attempt in good faith to settle the dispute by mediation under the Construction Industry Mediation Rules of the American Arbitration Association. If such dispute is not resolved by mediation within thirty (30) days of the first written request for mediation, then such dispute shall be resolved by arbitration. Landlord and Tenant each hereby waive its right to seek a judicial determination of whether either party is in breach of, or default under, any of the terms or provisions of this Work Letter Agreement, or under the Lease, to the extent that the alleged breach or default under the Lease relates to the initial construction or buildout of the Building or the Premises. The venue for any mediation or arbitration proceedings under this Work Letter Agreement shall be in Sacramento County, California. The requirement that all disputes be resolved through mediation and then arbitration pursuant to this Section shall constitute an absolute defense to any court action filed by one of the parties hereto against the other, and shall enable the party against whom such action is filed to cause such action to be dismissed or set aside at any time.

(b)        If a right to arbitration arises pursuant to Section 12(a), either party may serve upon the other party and file with the American Arbitration Association San Francisco Office a written notice demanding that such dispute be resolved by arbitration pursuant to this Section 12(b). Within five (5) days following such request for arbitration, the parties shall exchange a list of acceptable arbitrators and select one from those lists. If they are unable to agree on an arbitrator, an arbitrator shall be appointed within the shortest possible period by the assigned Case Administrator in the American Arbitration Association San Francisco Office or any successor association or body of comparable standing if the American Arbitration Association is not then in existence. Any controversy or claim arising out of or relating to this Work Letter Agreement or the breach of this Work Letter Agreement shall be settled by one arbitrator in accordance with the commercial rules of the American Arbitration Association, Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the dispute. The arbitrator shall assess its fee, all other fees and costs of any such arbitration proceeding and reasonable attorneys’ fees, against the party to whom, in the arbitrator’s opinion, is not the prevailing party.

(c)        Notwithstanding anything to the contrary contained in this Work Letter Agreement, the parties shall each have the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order, or appointment of a receiver if the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief or if there is no other adequate remedy. Such application shall not waive a party’s arbitration rights under this Work Letter Agreement.

(d)        Notwithstanding anything to the contrary contained in this Work Letter Agreement, if Landlord fails to pay Tenant any amount due under the terms of this Work Letter Agreement, Tenant may record a mechanic’s lien against the Property and may commence an action to foreclose such mechanic’s lien in accordance with State of California law; however, if arbitration has been commenced and an award issued prior to the date Tenant commences an action to foreclose any mechanic’s lien recorded against the Property, Tenant agrees to be bound by such arbitration award and shall waive any right to foreclose its mechanic’s lien for an amount in excess of the arbitration award.

(e)        During any mediation or arbitration proceedings, Landlord and Tenant shall continue to carry out their responsibilities under this Work Letter Agreement. The parties’ respective obligations contained in this Section 12(e) shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

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13.        Additional Provisions .

(a)        Time is of the essence of this Work Letter Agreement.

(b)        If the Plans for the Work require the construction and installation of more fire hose cabinets or telephone/electrical closets than the number regularly provided by Landlord in the core of the Building in which the Premises are located, Tenant agrees to pay all costs and expenses arising from the construction and installation of such additional fire hose cabinets or telephone/electrical closets.

(c)        Tenant agrees that unless otherwise expressly provided in the Lease, neither this Agreement nor the Lease grants Tenant any right of access to the roof of the Building. Should Landlord, in connection with this Agreement or the Lease, agree to mount equipment of any nature on the Building roof, such equipment shall, at Landlord’s option, either be maintained and installed by Landlord, or maintained and installed under Landlord’s direction, unless this Agreement expressly provides otherwise, all at Tenant’s expense. Should this Agreement or the Lease permit Tenant to install any equipment on the roof, any modifications to the roof or the roof’s structure to accommodate that equipment shall be made at Tenant’s sole cost and expense.

(d)        Tenant agrees that should the nature of its layout or any of its equipment, fixtures or furnishings to be placed in the Premises place a burden in excess of the Building’s designed load, which is 100 pounds per square foot, Tenant agrees to pay Landlord the cost of any modifications to the Building necessary to accommodate Tenant’s furniture, furnishings or layout, as well as any design, engineering or other professional fees incurred by Landlord in connection with such modifications.

(e)        Any person signing this Work Letter Agreement on behalf of Landlord and Tenant warrants and represents he has authority to sign and deliver this Work Letter Agreement and bind the party on behalf of which he has signed.

(f)        If Tenant fails to make any payment relating to the Work as required hereunder within fifteen (15) days after written notice from Landlord specifying that such amount is due and payable, Landlord, at its option, may complete the Work pursuant to the Approved Plans and continue to hold Tenant liable for the costs thereof and all other costs due to Landlord. All amounts due from Tenant hereunder shall be deemed to be Rent due under the Lease. Tenant’s failure to pay any amounts owed by Tenant hereunder when due or Tenant’s failure to perform its obligations hereunder shall also constitute a default under the Lease (subject to the notice and cure provisions referenced in Section 27 of the Lease) and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

(g)        This Work Letter Agreement sets forth the entire agreement of Tenant and Landlord regarding the Work. This Work Letter Agreement may only be amended if in writing, duly executed by both Landlord and Tenant.

14.        Alterations . Any alterations or improvements desired by Tenant after the completion of the Work shall be subject to the provisions of Section 12 (entitled “Alterations and Additions”) of the Lease.

If the foregoing correctly sets forth our understanding, please sign this Agreement where indicated below.

Landlord: Marvin L. Oates, as co-Trustee of the Marvin L. Oates Trust, and Frank C. Ramos		Tenant: Arcadia Biosciences, Inc., an Arizona Corporation

/s/ Marvin L. Oates		By:	/s/ Eric J. Rey
Marvin L. Oates, as co-Trustee of the Marvin L. Oates Trust		Eric J. Rey, President

/s/ Frank C. Ramos		Date:	8/25/04
Frank C. Ramos

Date:	9/3/04

Approved as to form

/s/	8/27/04
office of the General Counsel	Date

Approved as to financial terms:

/s/	9-1-04
Finance	Date:

No changes may be made after signatures above

6

COMMENCEMENT OF AMENDMENT #1

Date: January 28, 2005

This lease commencement agreement pertains to Amendment #1 dated June 30, 2004 , by and between Marvin L. Oates, as co-Trustee of the Marvin L. Oates Trust and Frank C. Ramos (Lessor) and Arcadia Biosciences, Inc., an Arizona Corporation (Lessee) for the premises located at 202 Cousteau Place, Suite 200, Davis, California 95616 and consisting of approximately 3,039 rentable square feet within a multi tenant office building of approximately 105,307 square feet.

Whereas, said Lessee’s 53 month lease term is to commence on the date indicated below, in which the Lessee has substantially completed all work required, if any, to be performed by it under the terms and conditions of the lease agreement.

In accordance with the above, the parties hereto agree that the term of the lease shall commence on February 1, 2005 , and expire on June 30, 2009 .

All other terms and conditions of said Lease are hereby reaffirmed as being in full force and effect.

Lessor: Marvin L. Oates, as co-Trustee of the Marvin L. Oates Trust, and Frank C. Ramos		Lessee: Arcadia Biosciences, Inc., an Arizona Corporation

/s/ Marvin L. Oates		By:	/s/ Eric J. Rey
Marvin L. Oates, as co-Trustee of the Marvin L. Oates Trust		Eric J. Rey, President & Chief Operating Officer

/s/ Frank C. Ramos		Date:	2-4-05
Frank C. Ramos

Date:	2/10/05

March 2003

Pam Haley

From:                 Drew.W.Keilen@ wellsfargo.com

Sent:                   Thursday, March 23, 2006 2:35PM

To:                      Pam Haley

Subject: RE: Letter of Credit Fees – Marvin L. Oates Beneficiary, L/C #NZS478986

Hello Pam,

The presentation dates are different from the expiration dates. The letter of credit states “Notwithstanding any other provision of this Letter of Credit, this Letter of Credit expires at our above office on March 7, 2005, but shall be automatically extended, without written amendment, to March 7 in each succeeding calendar year up to March 7, 2008, and then to , but not beyond, June 30, 2008.

The letter of credit was recently extended on March 7, 2006 for one year. We are currently in the presentation period after June 30, 2005 and before June 30, 2006 which is $96,959.04. I hope this clarifies any confusion. If you would like me to fax you a copy of the L/C I would be more than willing to do so.

Thanks,

Drew W. Keilen

Private Banker

Wells Fargo PCS

(480) 348-4305 P

(480) 348-4848 F

drew.w.keilen@wellsfargo.com

From: Pam Haley [mailto:pam.haley@arcadiabio.com]

Sent: Thursday, March 23, 2006 12:49 PM

To: Keilen, Drew w.

Subject: Letter of Credit Fees – Marvin L. Oates Beneficiary, L/C #NZS478986

Hi Drew,

Thanks for your time on the phone earlier today. I started to write an email, explaining to my supervisor why it is correct that the $1,474 fee is calculated on the Maximum Amount of $96,600 for the Presentation Period After March 7, 2005 and on or before March 7, 2006 instead of the $64,400 for the period After March 7, 2006 and on or before March 7, 2007...but I couldn’t make sense of it again! The invoice states the amount is calculated in advance on $96,959.04 from 3/8/06—3/7/07. Could you please email me a brief explanation?

Thanks a lot,

Pam

Pam Haley

Accounting Manager

Arcadia Biosciences, Inc.

2390 E. Camelback Road

Suite 440

Phoenix, AZ 85016

602.474.3782 Direct Line

602.474.3789 Main Line

928.441.1582 Fax

www.arcadiabio.com

3/23/2006

Operations Group Northern California One Front Street, 21st Floor San Francisco, CA 94111
WELLS FARGO BANK

DEBIT INVOICE
*************	DATE: MARCH 10, 2006
OUR L/C NO. NZS478986

MAIL TO:

EXETER LIFE SCIENCES, INC.,

4455 E CAMEL BACK ROAD, SUITE B200

PHOENIX, AZ 85018

BENEFICIARY: MARVIN L. OATES, AS CO-TRUSTEE OF THE MARVIN OATES

AMOUNT REPRESENTS STANDBY PERIODIC COMMISSION TO BE COLLECTED IN ADVANCE ON USD96,959.04 FROM 03/08/2006 THROUGH 03/07/2007 AT 1.50% P.A. FOR 365 DAYS ON 360 DAY BASIS.

TOTAL:	USD 1,474.59

WE ARE REQUESTING PAYMENT FOR THE TOTAL AMOUNT.

PLEASE CONTACT OUR HELPLINE BY TELEPHONE AT (800) 798-2815 OPTION NO. 1 OR BY FAX AT (415) 296-8905 REGARDING ANY INQUIRIES.

CC:	PRIVATE BKG SCOTTSDALE (W) (ATTN: JOHN C PARRILLI TEL: 480-348-4396)
MAC:	S4035-012
AU:	4398

Original

This is an integral part of Letter of Credit No. NZS478986

As used below, the term “Conforming Draft” means a draft presented to us under and in compliance with the terms of this Letter of Credit, and the term “Business Day” means a day on which we are open at our above address in San Francisco, California to conduct our Letter of Credit business. Notwithstanding any provision to the contrary in the Uniform Customs and Practice For Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, if March 7, 2004 or any other date specified below under the column titled “Presentation Periods” is not a Business Day then such date shall be automatically extended to the next succeeding date which is a Business Day.

Only one Conforming Draft may be presented to us, and the amount of the Conforming Draft may not exceed the amount set forth below under the column titled “Maximum Amount” directly opposite the time period specified below under the column titled “Presentation Periods” during which the Conforming Draft is presented;

Presentation Period	Maximum Amount
On or before March 7, 2004	US$	161,000.00
After March 7, 2004 and on or before March 7 , 2005	US$	128,800.00
After March 7, 2005 and on or before March 7, 2006	US$	96,600.00
After March 7, 2006 and on or before March 7, 2007	US$	64,400.00
After March 7, 2007 and on or before the Expiration Date	US$	32,200.00

Your failure to present to us a conforming draft during any of the presentation periods listed above shall not affect your right to present a conforming draft hereunder during any or each subsequent presentation period listed above.

This Letter of Credit is subject to the Uniform Customs and Practice For Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and engages us in accordance with the terms thereof.

We hereby engage with you that each draft drawn and presented to us in compliance with the terms and provisions of this Letter of Credit will be duly honored by payment to you of the amount requested.

2

This is an integral part of Letter of Credit No. NZS478986

Very truly yours,

WELLS FARGO BANK, N. A.

By:	/s/
Authorized Signature
SOCCT LOZANO

3

WELLS FARGO BANK, N.A.

TRADE SERVICES DIVISION, NORTHERN CALIFORNIA

525 Market Street, 25th Floor

San Francisco, California 94105

Contact Phones: 1(800) 798-2815

Email: sftrade@wellsfargo.com

IRREVOCABLE LETTER OF CREDIT

BENEFICIARY:

Buzz Oates Management Services	Letter of Credit No.: NZS478986
8615 Elder Creek Road	Date: April 10, 2003
Sacramento, CA 95828

At the request and for the account of Exeter Life Sciences, Inc. 4455 Camelback, Road, Suite B200, Phoenix, AZ 85018, we hereby establish our irrevocable Letter of Credit in your favor in the amount of One Hundred Sixty One Thousand and NO/100 United States Dollars (US$161,000.00). This Letter of Credit is available with us at our above office by payment of your draft drawn on us at sight.

Only one draft may be drawn and presented under the Letter of Credit and the amount of such draft may be less than the full amount of the Letter of Credit.

Such draft must also be accompanied by the original of this Letter of Credit for our endorsement on this Letter of Credit of our payment of such draft.

The draft must be marked “ DRAWN UNDER WELLS FARGO BANK, N. A. LETTER OF CREDIT NO. NZS478986.”

This Letter of Credit expires at our above office on March 7, 2004 , but shall be automatically extended, without written amendment, to March 7 in each succeeding calendar year up to, but not beyond , March, 7, 2008 unless we have sent written notice to you at your address above by registered mail or express courier that we elect not to renew this Letter of Credit beyond the date specified in such notice (the “Expiration Date”) which Expiration Date will be March 7, 2004 or any subsequent March 7 occurring before March 7, 2008 and be at least 30 calendar days after the date we send you such notice.

1

LEASE AMENDMENT NO. 2

This Lease Amendment No. 2 (the “Amendment”), dated for reference purposes only, August 22, 2007 entered into by and between MARVIN L. OATES, AS CO-TRUSTEE OF THE MARVIN L. OATES TRUST, AND FRANK C. RAMOS AND JOANNE M. RAMOS FAMILY TRUST DATED SEPTEMBER 22, 2005 (collectively “Landlord”), and ARCADIA BIOSCIENCES, INC., AN ARIZONA CORPORATION (“Tenant”). Landlord and Tenant are collectively referred to herein as the “Parties”.

RECITALS

1.

    Landlord (or their predecessors in interest) and Tenant entered into that certain lease dated May 17, 2003 (the “Lease”) with respect to the premises described therein as 202 Cousteau Place, Suite 200, Davis, CA, and consisting of approximately 8,512 rentable square feet of office space (“Original Premises”);

2.

    Landlord (or their predecessors in interest) and Tenant subsequently entered into that certain Lease Amendment #1 dated June 30, 2004 (“Lease Amendment #1”) in which Tenant exercised its Right of First Refusal, as described in Section 46 of the Lease, and expanded the Original Premises by approximately 3,039 rentable square feet adjacent to the west of the Original Premises (“Expansion Premises #1”). The Original Premise sand Expansion Premises #1 shall collectively be referred to as the “Premises”

3.

    The Parties now desire to amend the Lease to further increase the rentable square feet of the Premises, modify the Base Rent and Tenant’s Share of the Premises, extend the term of the Lease, and to agree on certain other matters pertaining to the Lease and the Premises.

4.	Any capitalized term used in this Amendment but not defined in this Amendment shall have the meaning assigned to it under the Lease.

AGREEMENT

THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1.

    Expansion of Premises . Effective on the “Effective Date” (defined below), the Premises shall be expanded to include the approximately 9,224 rentable square feet (8,236 usf) area described as Suite 105 located on the first floor of the Building and depicted on Exhibit A attached hereto as “Expansion Premises #2”. Therefore, hereinafter the Premises and Expansion Premises #2 shall collectively be referred to as the “Premises”.

As a result of the expansion, the Premises shall consist of approximately 20,775 rentable square feet (18,550 usf) . For purposes of this Amendment, the Effective Date shall be September 1, 2007, provided that the effectiveness of this Amendment is conditioned on Landlord obtaining possession of Expansion Premises #2 from the existing Tenant, Granite Construction, prior to the Effective Date. If Landlord cannot obtain possession prior to such date, Landlord will use reasonable efforts to obtain possession as soon thereafter as possible, and the Effective Date will be modified as agreed by the Parties. In no event will Tenant be bound to lease Expansion Premises #2 if Landlord is unable to obtain possession by September 30, 2007. Tenant’s obligation to lease Expansion Premises #2 under this Amendment is subject to the condition precedent of City of Davis approval of alterations as stipulated in Section 8 below, or alternative arrangements to accommodate the Tenant’s HVAC requirements as further described in paragraph 9 below.

2.	Tenant’s Share . As of the Effective Date, Tenant’s Share of Operating Costs and Taxes for the Premises shall increase from 10.97 to 19.66% .

3.	Delivery of Expansion Premises #2 . Landlord shall deliver possession of the Expansion Premises #2 in good order and satisfactory condition.

1

4.	Expiration Date . The Expiration Date of the Lease shall be extended for an additional thirty six (36) months, from June 30, 2009 to June 30, 2012 .

5.	Adjustment of Rent . As the Effective Date, the Current Monthly Full Service Gross Base Rent for the Premises shall be adjusted as follows:

Base Rental Period	Current Base Rent	Expansion Premises#2 Base Rent	Total Base Rent
09/01/07 – 10/31/07:	$22,524.45	None	$22,524.45
11/01/07 – 12/31/07:	$22,524.45	$9,224.00	$31,748.45
01/01/08 – 06/30/08:	$22,524.45	$18,448.00	$40,972.45
07/01/08 – 06/30/09:	$23,102.00	$18,909.20	$42,011.20
07/01/09 – 06/30/10:	$23,679.55	$19,370.40	$43,049.95
07/01/10 – 06/30/11:	$24,257.10	$19,831.60	$44,088.70
07/01/11 – 06/30/12:	$24,834.65	$20,292.80	$45,127.45

6.	Right of First Refusal . The Parties hereby agree that Tenant has exercised its Right of First Refusal as described in Section 46 of the Lease and that such right is now void and of no further effect.

7.

    Option to Renew . The Parties hereby agree that Tenant has exercised the first of three options to extend the Term of the Lease as described in Section 45 of the Lease and Tenant shall hereby retain two (2) remaining Options to Renew as described therein.

8.

    Alterations . Notwithstanding Section 13 of the Lease, Tenant shall have the right to install, at Tenant’s sole cost, a block wall, concrete pad and walkway and gate entrance outside of the Premises on the southern portion of the Building adjacent to Suite 105 to create a visual barrier of Tenant’s HVAC equipment, subject to the City of Davis approvals and Landlord’s reasonable approval of Tenant’s design drawings. Such wall shall integrate plant material to grow up the wall and be fed by the Building irrigation system. Any and all additional Alterations shall be made in accordance with Section 13 of the Lease.

9.

    Tenant HVAC . Notwithstanding Section 13 of the Lease, Tenant shall be permitted to install supplemental HVAC equipment located within the Premises and outside and adjacent to the Premises as described above, subject to Landlord’s written review and approval of Tenant’s electrical, mechanical and design drawings prior to any such installation. Such HVAC equipment shall be maintained and repaired by Tenant throughout the term of the Lease at Tenant’s sole cost and shall be separately metered by Tenant, at Tenant’s sole cost, and any and all utility charges and fees applicable thereto shall be contracted for and payable by Tenant. Landlord, at Landlord’s sole option, shall have the right to require Tenant to remove such HVAC equipment immediately prior to the end of the term of the Lease at Tenant’s sole cost. In the event that Landlord’s waives the requirement for Tenant to remove such HVAC equipment, such equipment shall become the sole property of Landlord.

10.

    Subleasing . Notwithstanding the provisions of Section 17 of the Lease, Tenant shall be permitted to sublease the Original Premises, Expansion Premises #1 and/or Expansion Premises #2 pursuant to the terms and conditions contained in Section 17, with the sole exception that Landlord hereby agrees that it shall not exercise its said right to sublet such space or terminate the Lease as described in the third sentence of Section 17 (b) thereto. In addition, Tenant shall not be required to sublease such space at the same terms as the Lease as required in the first sentence of Section 17 (b) (ii) provided therein.

11.

    Tenant Parking . Notwithstanding the terms and conditions contained in Section 2 (o) of the Lease, Landlord and Tenant hereby agree that Tenant be permitted to use up to eighty (80) parking spaces at the Building on a non-exclusive basis during the term of this Lease and any extensions thereto.

2

12.

    Lease Status . Tenant represents and certifies to Landlord that, to the best of Tenant’s actual knowledge, as of the date of this Amendment: (a) Landlord is not in default under the Lease; and (b); Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due; and (c) no actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state thereof.

13.	Leasing Commissions . Tenant represents that no brokerage commissions or consulting fees shall be payable on behalf of Tenant and each party agrees to indemnify the other against any.

14.	Counterparts . This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

All other terms and conditions of the Lease shall remain the same in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day and year written below.

LANDLORD:	TENANT: ARCADIA BIOSCIENCES, INC. an Arizona corporation

/s/ MARVIN L. OATES	By:	/s/ Eric J. Rey
MARVIN L. OATES, AS CO-TRUSTEE OF THE MARVIN L. OATES TRUST		Eric J. Rey
	Title:	President & Chief Executive Officer

	Dated:	August 24, 2007

THE FRANK C. RAMOS AND JOANNE M. RAMOS FAMILY TRUST DATED SEPTEMBER 22, 2005

By:	/s/ Frank C. Ramos
Frank C. Ramos, Trustee

By:	/s/ Joanne M. Ramos
Joanne M. Ramos, Trustee

Date: September 4, 2007

3

EXHIBIT A

EXPANSION PREMISES #2

4

LEASE AMENDMENT NO. 3

This Lease Amendment No. 3 (the “Third Amendment” ), dated for reference purposes only May 16, 2012, is entered into by and between Buzz Oates LLC, a California limited liability company (successor-in-interest to The Marvin L. Oates Trust), and The Frank C. Ramos and Joanne M. Ramos Family Trust, dated September 22, 2005 (collectively “Landlord” ), and Arcadia Biosciences, Inc., an Arizona corporation ( “Tenant” ). Landlord and Tenant are collectively referred to herein as the “Parties” or individually a “Party”.

RECITALS

1.

    Landlord and Tenant entered into that certain lease dated for reference purposes only May 17, 2003, as amended by those certain amendments dated for reference purposes only June 30, 2004 and August 22, 2007 (collectively, the “Lease” ) with respect to the premises described therein as Suite 200 containing approximately 11,551 rentable square feet (10,313 usable square feet) and Suite 105 containing approximately 9,224 rentable square feet (8,237 usable square feet), for approximately a combined 20,775 rentable square feet (18,550 usable square feet), which Suites are a portion of the “Building” containing approximately 105,307 rentable square feet commonly known by the street address of 202 Cousteau Place, located in the City of Davis, County of Yolo, State of California, with zip code 95616 (the “Premises” ).

2.	The Parties now desire to amend the Lease to extend the Term of the Lease upon the terms and conditions set forth in this Third Amendment.

AGREEMENT

THEREFORE, in consideration of the covenants and agreements contained herein, the Parties hereby mutually agree as follows:

1.

    Modification of Lease Term . The Parties agree that the existing Term of the Lease shall be extended by thirty six (36) months. The Expiration Date of the Lease (formerly June 30, 2012) shall now be June 30, 2015.

2.	Adjustment of Base Rent . Effective July 1, 2012, Base Rent shall be in accordance with the Rent Schedule set forth below:

7/1/12 – 6/30/13	$38,433.75 per month
7/1/13 – 6/30/14	$39,472.50 per month
7/1/14 – 6/30/15	$40,511.25 per month

3.

    Option to Renew . The Parties hereby acknowledge and agree that, upon the terms and conditions set forth in this Third Amendment, Tenant has exercised the second of its three (3) options to renew provided for in Paragraph 45 of the Lease.

4.

    Brokers . Landlord and Tenant each represent to the other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment, except for Buzz Oates Real Estate (Landlord’s Broker) and that no other real estate broker or agent is entitled to a commission or finder’s fee in connection with this Third Amendment. Each Party shall indemnify, protect, defend, and hold harmless the other Party against all claims or liability for any commission, finder’s fee, or equivalent compensation alleged to be owing on account of the indemnifying Party’s dealings with any real estate broker or agent other than Landlord’s Broker. In connection with this Third Amendment, Landlord agrees to pay a commission to Landlord’s Broker pursuant to the terms of a separate agreement and Tenant shall have no liability for payment of any commission to Landlord’s Broker. The terms of this Paragraph shall survive the expiration or earlier termination of the Lease.

5.

    Lease Status . Tenant warrants, represents and certifies to Landlord that, to the best of Tenant’s actual knowledge, as of the date of this Third Amendment: (a) Landlord is not in default under the Lease; (b) Tenant has accepted possession and now occupies the Premises and is currently open for business; (c) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due; (d) Tenant has not made any assignment, sublease, transfer, or conveyance of the Lease or any interest therein or in the Premises; (e) no actions, whether voluntary of otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state thereof; and (f) except as otherwise specifically provided for in Paragraph 45 of the Lease and Paragraph 3 of this Third Amendment, the Lease does not gram Tenant any right or option to extend the term of the Lease, to further expand the Premises or to terminate the Lease.

6.	Counterparts . This Third Amendment may be executed in two or more counterparts, each of which

1

shall be deemed an original, but all of which together constitute one and the same instrument

7.	All other terms and conditions of the Lease shall remain the same in full force and effect.

IN WITNESS WHEREOF , the Parties hereto have caused this Third Amendment to be executed as of the day and year written below.

LANDLORD:		TENANT:

The Frank C. Ramos and Joanne M. Ramos Family Trust , dated September 22, 2005		Arcadia Biosciences, Inc., an Arizona corporation

By:	/s/ Frank C. Ramos	By:	/s/ Eric J. Rey
	Frank C. Ramos, Trustee		Eric J. Rey, President & CEO

By:	/s/ Joanne M. Ramos		Dated: May 15, 2012
Joanne M. Ramos, Trustee

Buzz Oates LLC, a California limited liability company

By: Oates Advisors LLC, a California limited liability company, Manager

By:	/s/ Larry E. Allbaugh
Larry E. Allbaugh, Manager

Dated: May 24, 2012

2

LEASE AMENDMENT NO. 4

This Lease Amendment No. 4 (the “Fourth Amendment”), dated for reference purposes only June 29, 2015, is entered into by and between Buzz Oates LLC, a California limited liability company and The Frank C. Ramos and Joanne M. Ramos Family Trust, dated September 22, 2005 (collectively “Landlord”), and Arcadia Biosciences, Inc., a Delaware corporation (formerly an Arizona corporation) (“Tenant”). (Landlord and Tenant are collectively referred to herein as the “Parties” or individually a “Party”).

RECITALS

1.

Landlord and Tenant entered into that certain lease dated for reference purposes only May 17, 2003, as amended by those certain amendments dated for reference purposes only June 30, 2004, August 22, 2007 and May 16, 2012 (collectively, the “Lease”) with respect to the premises described therein as Suite 200 containing approximately 11,551 rentable square feet (10,313 usable square feet) and Suite 105 containing approximately 9,224 rentable square feet (8,237 usable square feet), for approximately a combined 20,775 rentable square feet (18,550 usable square feet), which Suites are a portion of the “Building” containing approximately 105 ,307 rentable square feet commonly known by the street address of 202 Cousteau Place, located in the City of Davis, County of Yolo, State of California, with zip code 95616 (the “Premises”).

2.	The Parties now desire to amend the Lease to extend the Term of the Lease upon the terms and conditions set forth in this Fourth Amendment.

AGREEMENT

THEREFORE, in consideration of the covenants and agreements contained herein, the Parties hereby mutually agree as follows:

1.

Modification of Lease Term. The Parties agree that the existing Term of the Lease shall be extended by thirty six (36) months. The Expiration Date of the Lease (formerly June 30, 2015) shall now be June 30, 2018.

2.	Adjustment of Base Rent. Effective July l, 2015, Base Rent shall be in accordance with the Rent Schedule set forth below:

7/1/15 – 6/30/16	$41,550.00 per month
7/1/16 – 6/30/17	$42,588.75 per month
7/1/17 – 6/30/18	$43,627.50 per month

3.

Option to Renew. The Parties hereby acknowledge and agree that, upon the terms and conditions set forth in this Fourth Amendment, Tenant has exercised its remaining option to renew provided for in Paragraph 45 of the Lease and that Tenant has no other options or rights to extend the Term of this Lease beyond June 30, 2018.

4.	CASp Inspection Disclosure. To Landlord’s actual knowledge, the property being leased or rented pursuant to the Lease (CHECK ONLY ONE):

Iii (1) HAS NOT undergone inspection by a Certified Access Specialist (CASp).

D (2) HAS undergone inspection by a Certified Access Specialist (CASp) and HAS NOT been determined to meet all applicable construction-related accessibility standards pursuant to California Civil Code Section 55 .53

D (3) HAS undergone inspection by a Certified Access Specialist (CASp) and HAS been determined to meet all applicable construction-related accessibility standards pursuant to California Civil Code Section 55.53.

The foregoing statement is included in this Fourth Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect the Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease.

5.

Energy Disclosure. Tenant agrees to cooperate with Landlord’s energy consumption disclosure requirements under California’s Nonresidential Building Energy Use Disclosure Program and with the requirements under any other existing or future energy conservation or sustainability programs applicable to the Building, including without limitation those of the U.S. Green Building Council’s LEED rating system, or which may be imposed on Landlord by law. Tenant shall within five (5) days after receipt of Landlord’s written request therefor, provide any and all written consents to utility companies providing services to the Building required to authorize such utility companies to release energy usage data for the Tenant’s Premises to the EPA’s ENERGY STAR® program Portfolio Manager website for use by the Landlord, or to such other sites or parties as required for the Landlord’s compliance with the applicable program.

6.

Brokers. Landlord and Tenant each represent to the other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Amendment, except for Buzz Oates Real Estate (Landlord’s Broker) and that no other real estate broker or agent is entitled to a conunission or finder’s fee in connection with this Fourth Amendment. Each Party shall indemnify, protect, defend, and hold harmless the other Party against all claims or liability for any commission, tinder’s fee, or equivalent compensation alleged to be owing on account of the indemnifying Party’s dealings with any real est.ate broker or agent other than Landlord’s Broker. In connection with this Fourth Amendment, Landlord agrees to pay a commission to Landlord’s Broker pursuant to the terms of a separate agreement and Tenant shall have no liability for payment of any commission to Landlord’s Broker. The terms of this Paragraph shall survive the expiration or earlier termination of the Lease.

7.

Lease Status. Tenant warrants, represents and certifies to Landlord that, to the best of Tenant’s actual knowledge, as of the date of this Fourth Amendment: (a) Landlord is not in default under the Lease; (b) Tenant has accepted possession and now occupies the Premises and is currently open for business; (c) Tenant ha.ï¿½ not made any assignment, sublease, transfer, or conveyance of the Lease or any interest therein or in the Premises; (d) no actions, whether voluntary of otherwise, are pending against Tenant under the bankruptcy laws of the United States or any st.ate thereof; and (e) the Lease does not grant Tenant any right or option to extend the term of the Lease, to further expand the Premises or to tenninate the Lease.

8.	Countecpans. This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

9.	All other terms and conditions of the Lease shall remain the same in full force and effect.

IN WITNFSS WHEREOF, the Parties hereto have caused this Fourth Amendment to be executed as of the day and year written below.

LANDLORD:		TENANT:

The Frank C. Ramos and Joanne M. Ramos Family Trust , dated September 22, 2005		Arcadia Biosciences, Inc., an Arizona corporation

By:	/s/ Frank C. Ramos	By:	/s/ Eric J. Rey
	Frank C. Ramos, Trustee		Eric J. Rey, President & CEO

By:	/s/ Joanne M. Ramos		Dated: June 30, 2015
Joanne M. Ramos, Trustee

Buzz Oates LLC, a California limited liability company

By: Oates Advisors LLC, a California limited liability company, Manager

By:	/s/ Larry E. Allbaugh
Larry E. Allbaugh, Manager

Dated: July 22, 2015

Fourth Amendment, Landlord agrees to pay a commission to Landlord’s Broker pursuant to the terms of a separate agreement and Tenant shall have no liability for payment of any commission to Landlord’s Broker. The terms of this Paragraph shall survive the expiration or earlier termination of the Lease.

7.

Lease Status. Tenant warrants, represents and certifies to Landlord that, to the best of Tenant’s actual knowledge, as of the date of this Fourth Amendment: (a) Landlord is not in default under the Lease; (b) Tenant has accepted possession and now occupies the Premises and is currently open for business; (c) Tenant has not made any assignment, sublease, transfer, or conveyance of the Lease or any interest therein or in the Premises; (d) no actions, whether voluntary of otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state thereof; and (e) the Lease does not grant Tenant any right or option to extend the term of the Lease, to further expand the Premises or to terminate the Lease.

8.	Counterparts. This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

9.	All other terms and conditions of the Lease shall remain the same in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Fourth Amendment to be executed as of the day and year written below.

LANDLORD:		TENANT:

The Frank C. Ramos and Joanne M. Ramos Family Trust , dated September 22, 2005		Arcadia Biosciences, Inc., an Arizona corporation

By:	/s/ Frank C. Ramos	By:	/s/ Eric J. Rey
	Frank C. Ramos, Trustee		Eric J. Rey, President & CEO

By:	/s/ Joanne M. Ramos		Dated: June 30, 2015
Joanne M. Ramos, Trustee

Buzz Oates LLC, a California limited liability company

By: Oates Advisors LLC, a California limited liability company, Manager

By:	/s/ Larry E. Allbaugh, Manager
Larry E. Allbaugh, Manager

Dated: July 22, 2015

LEASE AMENDMENT NO. 5

This Lease Amendment No. 5 (the “Fifth Amendment”), dated for reference purposes only January 18, 2018, is entered into by and between Pac West Office Equities, LP, a California limited partnership (as successor-in-interest to Buzz Oates LLC and The Frank C. Ramos and Joanne Ramos Family Trust) (“Landlord”), and Arcadia Biosciences, Inc., a Delaware corporation (“Tenant”). (Landlord and Tenant are collectively referred to herein as the “Parties”).

RECITALS

1. Landlord and Tenant are parties to that that certain lease dated for reference purposes only May 17, 2003, as amended by those certain amendments dated for reference purposes only June 30, 2004, August 22, 2007, May 16, 2012 and June 29, 2015 (collectively, the “Lease”) with respect to the premises described therein as Suite 200 and Suite 105 containing approximately a combined 20,775 rentable square feet (18,550 usable square feet), which Suites are a portion of the “Building” containing approximately 105,307 rentable square feet, commonly known by the street address of 202 Cousteau Place, located in the City of Davis, County of Yolo, State of California, with zip code 95616 (the “Existing Premises”).

2. The Parties now desire to amend the Lease to extend the Term of the Lease and to decrease the size of the Existing Premises upon the terms and conditions set forth in this Fifth Amendment.

AGREEMENT

THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1.

Modification of Lease Term.    The Parties agree that the existing Term of the Lease shall be extended by sixty-one (61) months. The Expiration Date of the Lease (formerly June 30, 2018) shall now be July 31, 2023.

2.

Modification of the Premises. The Parties agree that, effective July 1. 2018 (the “Reduction Date”), a portion of the Existing Premises located within Suite 200 shall be decreased by the “Reduction Space”, as depicted on Exhibit A attached hereto and incorporated herein by reference. Effective as of the Reduction Date, the 7,056 rentable square feet (6,300 usable square feet), inclusive of the “IT Closet” (“Suite 200”), as depicted and identified on Exhibit A, together with Suite 105 containing approximately 9,224 rentable square feet (8,237 usable square feet), for approximately a combined 16,280 rentable square feet (14,537 usable square feet) shall thereinafter be referred to as the “Premises”.    On or before the Reduction Date Tenant shall remove all of its personal property, surrender and vacate the Reduction Space and deliver possession thereof to Landlord’s representative in the condition required by the Lease for surrender of the Premises. Without limiting nor broadening the foregoing, Tenant shall prior to the Reduction Date, at its sole cost and expense, remove all wires, cables and similar installations to and from the IT Closet and the Reduction Space.

Tenant hereby acknowledges and agrees that during the performance of the Landlord Work (as defined in Paragraph 6 below), as Landlord may deemed necessary and/or as may be required by governmental agencies, Tenant may be required to move furnishings, fixtures and employees within areas specified by Landlord for the performance of the Landlord Work.

3.	Adjustment of Base Rent Effective upon the Reduction Date, Base Rent shall be adjusted in accordance with the Rent Schedule set forth below:

7/1/18—7/31/18	$0.00 per month
8/1/18—7/31/19	$37,444.00 per month
8/1/19—7/31/20	$38,567.32 per month
8/1/20—7/31/21	$39,724.24 per month
8/1121—7/31/22	$40,916.07 per month
8/1/22—7/31/23	$42,143.55 per month

4.	Adjustment of Tenant’s Share. Effective upon the Reduction Date, Tenant’s Share as set forth in Paragraph 2(d), as amended by Lease Amendment No. 2, shall decrease by 4.2% from 19.66% to 15.46%.

5.

Adjustment of Tenant’s Parking. Effective upon the Reduction Date, the number of parking spaces Tenant shall be permitted to use pursuant to Paragraph 2(o), as amended by Lease Amendment No. 2. shall be decreased by fifteen (15) parking spaces, from eighty (80) parking spaces to sixty-five (65) parking spaces.

6.

Landlord Work. Following the Reduction Date, Landlord, at its sole cost, in accordance with Landlord’s building standards, shall “wall in” the door separating the Reduction Space and Suite 200 (“Landlord Work”).

Since Tenant will be in possession of Suite 200 during completion of the Landlord Work the following shall apply:

(a)	Tenant shall reasonably cooperate with Landlord and Landlord’s contractors and agents, so as not to unreasonably hinder, delay or otherwise interfere with the progress of the Landlord Work.

(b)

Except to the extent caused by the gross negligence or willful misconduct of Landlord or its contractors or agents, Tenant agrees to hold harmless, and hereby waives any claims against, Landlord, its contractors and agents, for (I) damages to Tenant’s personal property, goods, and/or equipment or (2) inconvenience to or interruption of Tenant’s business, which may occur in connection with the Landlord Work.

7.

CASp Inspection Disclosure. Landlord hereby advises Tenant that to Landlord’s actual knowledge the Premises has not undergone an inspection by a certified access specialist (CASp). Except to the extent expressly set forth elsewhere in the Lease. Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Industrial Center in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” [Cal. Civ. Code Section 1938(e)J.

Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Landlord’s prior written consent

8.

Energy Disclosure. Tenant agrees to cooperate with any energy consumption disclosure requirements imposed on Landlord and with the requirements under any existing or future energy conservation or sustainability programs applicable to the Building, including without limitation those of the U.S. Green Building Council’s LEED rating system, or which may be imposed on Landlord by law. Tenant shall within five (5) days after receipt of Landlord’s written request therefor, provide any and all written consents to utility companies providing services to the Building required to authorize such utility companies to release energy usage data for Tenant’s Premises to or for the use of Landlord, or to such other sites or parties as required for Landlord’s compliance with the applicable program.

9.

Brokers. Landlord and Tenant each represent to the other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fifth Amendment, except for Buzz Oates Real Estate (Landlord’s Broker) and Corporate Advisory Group Inc., doing business as Cresa Sacramento (Tenant’s Broker) and that no other real estate broker or agent is entitled to a commission or finder’s fee in connection with this Fifth Amendment Each party shall indemnify, protect, defend, and hold harmless the other party against all claims or liability for any commission, finder’s fee, or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than Landlord’s Broker and Tenant’s Broker. In connection with this Fifth Amendment, Landlord agrees to pay a commission to Landlord’s Broker and Tenant’s Broker pursuant to the terms of a separate agreement. The terms of this Paragraph shall survive the expiration or earlier termination of the Lease.

10.

Lease Status. Tenant warrants, represents and certifies to Landlord that, to the best of Tenant’s actual knowledge, as of the date of this Fifth Amendment: (a) Landlord is not in default under the Lease; (b) Tenant has accepted possession and now occupies the Premises and is currently open for business; (c) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due; (d) Tenant has not made any assignment, sublease, transfer, or conveyance of the Lease or any interest therein or in the Premises; (e) no actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state thereof; and (f) the Lease does not grant Tenant any conveyance of the Lease or any interest therein or in the Premises; (e) no actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state thereof; and (f) the Lease does not grant Tenant any right or option to extend the term of the Lease, to expand the Premises, or to terminate the Lease.

11.	Counterparts. This Fifth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

12.	All other terms and conditions of the Lease shall remain the same in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Fifth Amendment to be executed as of the day and year written below.

LANDLORD:			TENANT:

Pac West Office Equities, LP, a California limited partnership			Arcadia Biosciences, Inc., a Delaware corporation

By:	PW GP, LP, a California limited partnership, General Partner		By:	/s/ Rajendra Ketkar
Name: Rajendra Ketkar
Its: President & CEO
	By:	PW Lead, LLC, a California limited liability company, General Partner
By:

Name:

By:	/s/ Daniel Corfee	Its:
Daniel Corfee, Investment Committee Chair

By:	/s/ Larry Allbaugh	Dated: February 9, 2018
Larry Allbaugh, Investment Committee Member

Dated: February 21, 2018

Exhibit A

Reduction Space / Suite 200 / IT Closet

EXHIBIT B

WORK LETTER

Following the Reduction Date (as defined in the Fifth Amendment), Tenant may perform, or cause to be performed, certain tenant improvement work at the Premises (the “Tenant Work”) as provided for in the Approved Plans (as defined in Paragraph 2 below), and in accordance with the terms and conditions set forth in this Exhibit. The Tenant Work shall be at Tenant’s sole cost and expense, except for Landlord’s obligation to pay the Tenant Allowance (defined in Paragraph 6 below).

1.	Pre-Construction Activities. Prior to Tenant’s commencement of the Tenant Work, Tenant shall submit the following information and items to Landlord for Landlord’s review and approval:

(a)

The names and addresses of Tenant’s contractor(s). Landlord may, at its election, designate a list of approved contractors for performance of those portions of work involving electrical, mechanical, plumbing, heating, air conditioning, life safety systems or the root: from which Tenant must select its contractors for such designated portions of the Tenant Work.

(b)

Certificates of insurance as hereinafter described. Tenant shall not permit Tenant’s contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

(c)	The Plans (as hereinafter defined) for the Tenant Work, which Plans shall be subject to Landlord’s approval in accordance with Paragraph 2 below.

(d)	Copies of all necessary building permits.

Tenant will update such information and items by notice to Landlord of any changes.

2.        Approval of Plans. Landlord shall contract with Comstock Johnson Architects Inc. (“Comstock Johnson”), at its cost (not to exceed $2,000.00), to prepare a detailed space plan, (the “Space Plan”) mutually satisfactory to Landlord and Tenant for the construction of the Tenant Work to be performed within Suite 200 (as that tennis defined in Paragraph 2 of the Fifth Amendment). Landlord and Tenant shall use diligent efforts to cause the Space Plan to be prepared and approved no later than thirty (30) days after the Reduction Date. The term “Plans” shall mean the full and detailed architectural and engineering plans and specifications covering the Tenant Work (including, without limitation, architectural, mechanical and electrical working drawings for the Tenant Work) based upon the approved Space Plan. The term “Approved Plans” shall mean the Plans, as and when approved in writing by Landlord. The Plans shall be subject to Landlord’s approval and the approval of all local governmental authorities requiring approval of the Tenant Work and/or the Approved Plans. Landlord shall give its approval or disapproval (giving general reasons in case of disapproval) of the Plans within ten (lO) business days after their delivery to Landlord. Landlord agrees not to unreasonably withhold its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds its approval of the Plans because, in Landlord’s reasonable opinion: the Tenant Work as shown in the Plans: (1) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (2) might impair Landlord’s ability to furnish services to Tenant or other tenants; (3) would increase the cost of operating the Building; (4) would violate any governmental laws, rules or ordinances (or interpretations thereof); (5) involves hazardous or toxic materials or substances which are not customarily used in the building trade; (6) would adversely affect the appearance of the Building or might materially adversely affect another tenant’s premises; or (7) is prohibited by any mortgage or trust deed encumbering the Building. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent.

3.        Change Orders. All material changes to the Approved Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Tenant Work, which approval shall not be unreasonably conditioned or withheld and shall be delivered as soon as reasonably possible.

4.        Standards of Design and Construction and Conditions of Tenant’s Performance. All work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Paragraph 4, except as the same may be modified in the Approved Plans approved by or on behalf of Landlord and Tenant.

(a)

Tenant’s Approved Plans and all design and construction of the Tenant Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, requirements of Landlord’s fire insurance underwriters.

(b)	Tenant shall, at its own cost and expense, obtain all required building permits and occupancy permits.

(c)

Tenant’s contractors shall be reputable licensed contractors. The Tenant Work shall be coordinated with any other construction or other work in the Building in order not to adversely affect construction work being performed by or for Landlord or its tenants.

(d)

Tenant shall use only new materials in the Tenant Work, except where explicitly shown in the Approved Plans. All Tenant Work shall be done in a good and workmanlike manner. Tenant shall obtain contractors’ warranties of at least one (I) year duration from the completion of the Tenant Work against defects in workmanship and materials on all work performed and equipment installed in the Premises as part of the Tenant Work.

(e)	Tenant and Tenant’s contractors shall not unreasonably interfere with any other tenants of the Building where the Premises are located.

(f)

Landlord shall have the right to order Tenant or any of Tenant’s Contractors who violate the requirements imposed on Tenant or Tenant’s contractors in performing work to cease work and remove its equipment and employees from the Building. No such action by Landlord shall delay the commencement of the Lease or the obligation to pay Rent or any other obligations therein set forth.

(g)

Tenant shall permit access to the Premises, and the Tenant Work shall be subject to inspection, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Tenant Work is being constructed and installed and following completion of the Tenant Work.

(h)	Tenant shall proceed with its work expeditiously, continuously and efficiently.

(i)	Tenant shall furnish to Landlord “as-built” drawings of the Tenant Work within thirty (30) days after completion of the Tenant Work.

(j)	Tenant shall impose on and enforce all applicable terms of this Exhibit against Tenant’s contractors.

5.        Insurance and Indemnification. In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant’s contractors to secure, pay for and maintain during the continuance of the Tenant Work within the Building or Premises, insurance in the following minimum coverages and the following minimum limits of liability:

(a)

Worker’s Compensation and Employer’s Liability Insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any Employee Benefit Acts or other statutes applicable where the work is to be performed, and in any event sufficient to protect Tenant’s contractors from liability under the aforementioned acts.

(b)

Comprehensive General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $1,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000.00.    Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant’s contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors or by anyone directly or indirectly employed by any of them.

(c)

Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000.00 for each accident. Such insurance shall insure Tenant’s contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s contractors, or by anyone directly or indirectly employed by any of them.

(d)

“All-risk” builder’s risk insurance upon the entire Tenant Work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Tenant Work and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft vandalism and malicious mischief.

If portions of the Tenant Work are stored off the site of the Building or in transit to said site are not covered under said “all-risk” builder’s risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Tenant Work. Any loss insured under said “all-risk” builder’s risk insurance is to be adjusted with Landlord and Tenant.

(e)

All policies (except the worker’s compensation policy) shall be endorsed to include as additional insured parties the parties listed on, or required by, the Lease and their respective beneficiaries, partners, directors, officers, employees and agents, and such additional persons as Landlord may designate. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the worker’s compensation policy) to be obtained by Tenant pursuant to this Paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days’ prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days’ notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

(f)

Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law Tenant agrees to indemnify, protect, defend and hold harmless Landlord, the parties listed, or required by, the Lease to be named as additional insureds, and their respective beneficiaries, partners, directors, officers, employees and agents (“Landlord’s Parties”), from and against all claims, liabilities, losses, damages and expenses of whatever nature to the extent arising out of or in connection with the Tenant Work or the entry of Tenant or Tenant’s contractors into the Building and the Premises, including, without limitation, mechanic’s liens, the cost of any repairs to the Premises or Building necessitated by activities of Tenant or Tenant’s contractors, bodily injury to persons (including, to the maximum extent provided by Jaw, claims arising under the California Structural Work Act) or damage to the property of Tenant, its employees, agents, invitees, licenses or others. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease. The foregoing indemnity shall not apply to the extent such matter arises out of or results from the sole negligence or willful misconduct of Landlord or Landlord’s Parties or a breach of the Lease by Landlord.

6.        Tenant Allowance:    Landlord agrees to reimburse Tenant for the Tenant Work in an amount equal to the lesser of (l) Tenant’s actual cost of the Tenant Work; or (2) $101,759.00 (the “Tenant Allowance”), provided, however, that Landlord shall retain 5% of the Tenant Allowance for the cost of Landlord’s construction manager, who shall monitor Tenant’s and its contractors’ performance of the Tenant Work. Tenant must, in order to receive said Tenant Allowance, meet all of the following criteria:

Upon completion of the Tenant Work, Tenant shall provide Landlord with the following:

Written proof (a fully signed “Building Final” from the appropriate governmental authority) the Tenant Work was completed to the satisfaction of the local building department,

The original temporary (if applicable) and final certificate of occupancy issued by the local building department, The original as-built plans and specifications in electronic CAD format,

A letter from Tenant acknowledging Tenant’s satisfaction with its contractor’s Tenant Work,

A request for disbursement of the Tenant Allowance accompanied by paid receipts showing the requested sums were spent on the Tenant Work for the Premises.

A detailed breakdown of the cost of the Tenant Work (AIA Form 0702 -Application and Certificate for Pavment or similar)

Lien releases from Tenant’s contractor, subcontractors and suppliers showing that they have been paid in full.

Within ten (10) days of Tenant’s satisfaction of the foregoing conditions, Landlord shall pay the balance of the Tenant Allowance (after deduction of Landlord’s 5% construction management fee) to Tenant if Tenant fails to satisfy all of the foregoing conditions and/or request reimbursement of the Tenant Allowance (or any portion thereof) within six (6) months from the Reduction Date, then Tenant’s right to receive the same shall be deemed waived and null and void, and Landlord shall thereafter have no obligation to pay the Tenant Allowance (or unpaid portion thereof) to Tenant. Prior to the expiration of such 6-month period, Tenant may submit a written request to Landlord for an extension of such 6-month period, for reasons beyond Tenant’s control. Landlord shall not unreasonably withhold consent to a request for an extension, and if granted Landlord shall provide written notice of the length of such extension. No such extension shall be deemed to have been granted unless and until Landlord has delivered such written notice.

7.        Mechanic’s Liens. Tenant shall pay when due all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use on the Premises in connection with the Tenant Work, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or any interest therein. Tenant shall give Landlord not less than ten (10) days’ notice prior to the commencement of any work in, on, or about the Premises, and Landlord shall have the right to post notices of non-responsibility in or on the Premises as provided by law. If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend and protect itself, Landlord and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Premises. If Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to one and one• half times the amount of such contested lien claim or demand, indemnifying Landlord against liability for the same, as required by law for the holding of the Premises free from the effect of such lien or claim. In addition, Landlord may require Tenant to pay Landlord’s attorneys’ fees and costs in participating in such action if Landlord shall decide it is to its best interest to do so.

8.        Subsequent Alterations. Any subsequent alterations or improvements desired by Tenant after the completion of the Tenant Work shall be subject to the provisions of Paragraph 7.3 of the Lease.

LEASE AMENDMENT NO. 6

This Lease Amendment No. 6 (the “Sixth Amendment”), dated for reference purposes only February 15, 2018, is entered into by and between Pac West Office Equities, LP, a California limited partnership (“Landlord”), and Arcadia Biosciences, Inc., a Delaware corporation (“Tenant”). (Landlord and Tenant are collectively referred to herein as the “Parties”).

RECITALS

1.

Landlord and Tenant are parties to that certain lease dated for reference purposes only May 17, 2003, as amended by those certain amendments dated for reference purposes only June 30, 2004, August 22, 2007, May 16, 2012, June 29, 2015 and January 18, 2018 (collectively, the “Lease”) with respect to the premises described therein as Suite 200 and Suite 105, which Suites are a portion of the “Building” containing approximately 105,307 rentable square feet, commonly known by the street address of 202 Cousteau Place, located in the City of Davis, County of Yolo, State of California, with zip code 95616 (the “Premises”).

2.	The Parties now desire to amend the Lease to extend the Term of the Lease and to decrease the size of the Existing Premises upon the terms and conditions set forth in this Sixth Amendment.

AGREEMENT

THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1.	Adjustment of Base Year. Effective upon the Reduction Date (as that term is defined in Lease Amendment No. 5), the Base Years as set forth in Paragraph 2(k), shall be amended and restated to be 2018.

2.	Counterparts. This Sixth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

3.	All other terms and conditions of the Lease shall remain the same in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Sixth Amendment to be executed as of the day and year written below.

	LANDLORD:		TENANT:
	Pac West Office Equities, LP, a California limited partnership		Arcadia Biosciences, Inc., a Delaware corporation

By:	PW GP, LP, a California limited partnership, General		By:	/s/ Rajendra Ketkar
	Partner		Name:	Rajendra Ketkar
			Its:	President & CEO
By:	PW Lead, LLC, a California limited liability company,
	General Partner		By:
Name:
	By:	/s/ Daniel Corfee	Its:
Daniel Corfee, Investment Committee Chair

	By:	/s/ Larry Allbaugh	Dated: February 16, 2018
Larry Allbaugh, Investment Committee Member

Dated: March 6, 2018

LEASE AMENDMENT NO. 7

This Lease Amendment No. 7 (the “Seventh Amendment”), dated for reference purposes only May 22, 2018, is entered into by and between Pac West Office Equities, LP, a California limited partnership (“Landlord”), and Arcadia Biosciences, Inc., a Delaware corporation (“Tenant”). (Landlord and Tenant are collectively referred to herein as the “Parties”).

RECITALS

1.

Landlord and Tenant are parties to that certain lease dated for reference purposes only May 17, 2003, as amended by those certain amendments dated for reference purposes only June 30, 2004, August 22, 2007, May 16, 2012, June 29, 2015, January 18, 2018 and February 15, 2018 (collectively, the “Lease”) with respect to the premises described therein as Suite 200 and Suite 105, which Suites are a portion of the “Building” containing approximately 105,307 rentable square feet, commonly known by the street address of 202 Cousteau Place, located in the City of Davis, County of Yolo, State of California, with zip code 95616 (the “Premises”).

2.	The Parties now desire to amend the Lease to extend the Term of the Lease and to decrease the size of the Existing Premises upon the terms and conditions set forth in this Seventh Amendment.

AGREEMENT

THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1.

Adjustment of Reduction Date. Tenant has requested and Landlord has agreed to extend the Reduction Date (as that term is defined in Paragraph 2 of Lease Amendment No. 5) by one (1) month. The Reduction Date (formerly July 1, 2018) shall now be August 1, 2018.

2.	Adjustment of Base Rent. The first line of the Rent Schedule set forth in Paragraph 3 of Lease Amendment No. 5 is hereby deleted in its entirety and the following is inserted in lieu thereof:

7/1/18 – 7/31/18	$9,439.50 per month

3.	Counterparts. This Seventh Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

4.	All other terms and conditions of the Lease shall remain the same in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Seventh Amendment to be executed as of the day and year written below.

	LANDLORD:		TENANT:
	Pac West Office Equities, LP, a California limited partnership		Arcadia Biosciences, Inc., a Delaware corporation

By:	PW GP, LP, a California limited partnership, General		By:	/s/ Rajendra Ketkar
	Partner		Name:	Rajendra Ketkar
			Its:	President & CEO
By:	PW Lead, LLC, a California limited liability company,
	General Partner		By:
Name:
	By:	/s/ Daniel Corfee	Its:
Daniel Corfee, Investment Committee Chair

	By:	/s/ Larry Allbaugh	Dated: May 24, 2018
Larry Allbaugh, Investment Committee Member

Dated: May 25, 2018